Exhibit 10.1

Published CUSIP Number: 10917QAA1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

among

BRIGHAM OIL & GAS, L.P.,

as Borrower,

BRIGHAM EXPLORATION COMPANY,
and
BRIGHAM, INC.,

as Guarantors,

THE LENDERS PARTY HERETO from time to time

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent and as Issuing Lender

THE ROYAL BANK OF SCOTLAND plc,

As Co-Arranger and Documentation Agent,

and

BNP PARIBAS,

As Co-Arranger and Syndication Agent

______________________

BANC OF AMERICA SECURITIES LLC

as Lead Arranger and Sole Book Runner

June 29, 2005

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Notice of Conversion or Continuation
Exhibit E	-	Form of Note
Exhibit F	-	Form of Mortgage Amendment

SCHEDULES:

Schedule 1	-	Commitments and Pro Rata Shares

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fourth Amended and Restated Credit Agreement dated as of June 29, 2005 is among Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”), Brigham Exploration Company, a Delaware corporation (“Brigham Exploration”), Brigham, Inc., a Nevada corporation (the “General Partner”), the lenders party hereto from time to time (“Lenders”), Bank of America, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender for such Lenders (in such capacity, the “Issuing Lender”), Banc of America Securities LLC, as Lead Arranger (the “Lead Arranger”), The Royal Bank of Scotland plc, as co-arranger and documentation agent (the “Documentation Agent”) and BNP Paribas, as co-arranger and syndication agent (the “Syndication Agent”).

INTRODUCTION

A.    The Borrower, the Guarantors (as defined below), the lenders party thereto, and Société Générale, as agent, are parties to that certain Third Amended and Restated Credit Agreement dated January 21, 2005 (the “Existing Senior Credit Agreement”).

B.    The Borrower, the Lenders and the Administrative Agent desire to amend and restate the Existing Senior Credit Agreement in its entirety. To evidence the credit facility requested hereunder, the Borrower, the Lenders and the Administrative Agent have agreed that this Agreement is an amendment and restatement of the Existing Senior Credit Agreement, not a new or substitute credit agreement or novation of the Existing Senior Credit Agreement, and each reference to an “Advance” or a “Letter of Credit” shall include each Advance made and each Letter of Credit issued heretofore under the Existing Senior Credit Agreement as well as each Advance made and each Letter of Credit issued hereafter under this Agreement.

Therefore, the Borrower, the Guarantors, the Lenders, the Issuing Lender and the Administrative Agent agree that the Existing Senior Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lender, the Lenders, and any Swap Counterparty, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Administrative Agent” means Bank of America, N.A., in its capacity as agent pursuant to Article IX, and any successor agent pursuant to Section 9.06.

“Administrative Agent’s Fee Letter” means the letter dated June 6, 2005 among the Borrower, the Lead Arranger, and the Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance hereunder of monies by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Advance Payment Contract” means any contract whereby any Person either receives or becomes entitled to receive (either directly or indirectly through a third party for such Person’s account or benefit) any payment (an “Advance Payment”) to be applied toward the payment of the purchase price of Hydrocarbons produced or to be produced from any Properties owned by such Person and which Advance Payment is paid or to be paid more than 90 days in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, and the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to become applied as payment for a portion only of the purchase price thereof or for a percentage or a share of such production.

“Affiliate” of any Person shall mean (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or officer of such first Person or of any Person referred to in clause (a) above and (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person; provided, however, that “Affiliate” shall not include any Affiliates of the Preferred Shareholders.

“Affiliated Fund” means, with respect to any Preferred Shareholder, any other fund that is managed or advised by the same manager, general partner or investment advisor as such Preferred Shareholder or by an Affiliate of such manager, general partner or investment advisor.

“Agents” means the Administrative Agent, the Documentation Agent and the Syndication Agent.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Applicable Margin” means, as of any date of determination, with respect to any Base Rate Advance, Eurodollar Rate Advance, commitment fees or Letter of Credit Fees hereunder, the following percentages determined as a function of the Borrower’s Utilization Percentage determined as of the last day of the immediately preceding fiscal quarter:

Utilization Percentage	Eurodollar Rate Advances	Base Rate Advances	Commitment Fees
≥ 90%	2.00%	0.50%	0.375%
≥ 75% and < 90%	1.75%	0.25%	0.375%
≥ 50% and < 75%	1.50%	0.00%	0.250%
< 50%	1.25%	0.00%	0.250%

Initially, the Applicable Margin shall be determined based upon the Utilization Percentage in effect on the Closing Date. Thereafter, each change in the Applicable Margin resulting from a change in the Utilization Percentage determined as of the last day of each fiscal quarter shall be effective commencing on the first date of the immediately succeeding fiscal quarter and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the Lead Arranger and the Co-Arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.03(a), continued by each Lender pursuant to Section 2.03(b), or Converted by each Lender to Advances of a different Type pursuant to Section 2.03(b).

“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Borrowing Base Deficiency” means the aggregate outstanding amount, if any, by which the sum of the Advances plus the Letter of Credit Exposure exceeds the lesser of the (i) Borrowing Base and (ii) the aggregate Commitments.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market. .

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” has the meaning specified in Section 2.07(g).

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year or less from the date of creation thereof, (b) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard and Poor’s Ratings Group (“S&P”) and by Moody’s Investors Service, Inc. (“Moody’s”), (c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States, Canada or England or any other bank or trust company which is organized under the laws of the United States, Canada or England or any state or province thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of not lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively, and (d) deposits in money market funds investing exclusively in investments described in clauses (a) through (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change of Control” means any of the following: (a) any acquisition pursuant to which any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Preferred Shareholders) has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Voting Stock of Brigham Exploration; (b) any transaction or acquisition pursuant to which any one or more of the Preferred Shareholders has or have become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 47% of the Voting Stock of Brigham Exploration; (c) Brigham Exploration is merged with or into or consolidated with another Person except as otherwise permitted by Section 6.04; (d) Brigham Exploration, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, transfers or leases, or its Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of Brigham Exploration and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of its Subsidiaries, to any Person except as otherwise permitted by Section 6.04; (e) the first day on which a majority of the individuals who constitute the Board of Directors of Brigham Exploration are not Continuing Directors or (f) Brigham Exploration shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

“Closing Date” means the date on which the conditions set forth in Section 3.01 are satisfied, which date shall not be later than June 29, 2005.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means Property of the Credit Parties, now owned or hereafter acquired, that is subject to any Lien in favor of the Administrative Agent, the Lenders, the Issuing Bank or any Swap Counterparty to secure, directly or indirectly, the Obligations of the Credit Parties under the Loan Documents.

“Commitment” means, for any Lender, the amount set opposite such Lender’s name on Schedule 1 as its “Commitment”, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such amount may be increased pursuant to Section 2.01(c) or reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement. The original aggregate amount of the Commitments is $200,000,000.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of Brigham Exploration.

“Consolidated Net Income” means, with respect to Brigham Exploration and its consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Brigham Exploration and its consolidated Subsidiaries after allowances for taxes for such period as determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from the calculation of such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Brigham Exploration or any consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Brigham Exploration or to a consolidated Subsidiary, as the case may be; (b) the net income (but not loss) of any consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Legal Requirement applicable to such consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets.

“Continuing Director” means an individual who (a) is a member of the full Board of Directors of Brigham Exploration and (b) either (i) was a member of the Board of Directors of Brigham Exploration on the Closing Date or (ii) whose nomination for election or election to the Board of Directors of Brigham Exploration was approved by vote of at least two-thirds of the directors then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Parties” means the Borrower and the Guarantors.

“Debt,” for any Person, means without duplication:

(a)    indebtedness of such Person for borrowed money;

(b)    obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)    obligations of such Person (whether contingent or otherwise) in respect to letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and agreements relating to the issuance of letters of credit or acceptance financing;

(d)    obligations of such Person to pay the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued current liabilities incurred in the ordinary course of business);

(e)    all obligations of such Person under Capital Leases;

(f)    all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(g)   net obligations of such Person under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement;

(h)   obligations of such Person under any Advance Payment Contract;

(i)    obligations of such Person owing in respect of redeemable preferred stock of such Person;

(j)    any obligations in connection with any volumetric production payments;

(k)    obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; and

(l)    indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) secured by any Lien on or in respect of any Property of such Person; provided that if such Person has not assumed or otherwise become liable in respect of such Debt, the amount of Debt of such Person shall be limited to the lesser of (a) the fair market value of the Property serving such indebtedness or obligations and (b) the outstanding amount of such indebtedness or obligations.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances or participations in Letter of Credit Exposure required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” shall have the meaning set forth in Section 6.05.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDA” means, without duplication, for Brigham Exploration and its consolidated Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, Interest Expense, taxes, depreciation, depletion, amortization and other non-cash charges for such period, minus (c) to the extent added in determining Consolidated Net Income for such period, all non-cash income during such period, in each case determined in accordance with GAAP and without duplication of amounts.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to any Credit Party, all Legal Requirements or common law theories applicable to any Credit Party arising from, relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Advance:

(a)      the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)      if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)      if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.01.

“Excepted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Properties or customary landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) any Liens reserved in leases, farmout agreements, exploration agreements, operating agreements or participation agreements for rent, or royalties, or other production proceeds and for compliance with the terms of such agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property subject thereto; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in the title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held or materially impair the value of such Property subject thereto; (f) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (g) minor defects in the chain of title to the Properties that are customarily accepted in the oil and gas industry, provided, however, that none of such defects interfere with the ordinary conduct of the business of any of the Credit Parties or materially detract from the value or use of the Property to which such defects apply.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Mortgages” means the collective reference to every Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement from the Borrower to the Trustee named therein and the Administrative Agent (or any successor thereto), covering the assets of the Borrower located in the continental United States, as amended prior to the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Statements” means (a) the audited consolidated balance sheet of Brigham Exploration and its consolidated Subsidiaries as at December 31, 2004 and the related consolidated statement of income, stockholders’ equity and cash flow of Brigham Exploration and its consolidated Subsidiaries for the fiscal year ended on such date and (b) the unaudited consolidated balance sheet of Brigham Exploration and its consolidated Subsidiaries as at March 31, 2005 and the related consolidated statement of income, stockholders’ equity and cash flow of Brigham Exploration and its consolidated Subsidiaries for the fiscal quarter ended on such date.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Guarantor” means Brigham Exploration, the General Partner, and each Subsidiary of the Borrower.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hydrocarbon Hedge Agreement” means a swap, collar, floor, cap, option, forward sale or purchase or other contract (excluding sales contracts with fixed or floating prices for Hydrocarbons sold) that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbon Interests” means (a) all oil and gas and/or oil, gas and mineral leases and leasehold interests, fee mineral interests, term mineral interests, subleases, farmouts, royalties, overriding royalties, net profits interests, production payments and similar interests or estates including any reversionary or carried interests relating to any of the foregoing and interests under any exploration agreements, operating agreements and participation agreements, and (b) all production units and drilling and spacing units (and the Properties covered thereby) which may affect all or any portion of such interests including those units and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Federal, state or other governmental body or agency having jurisdiction.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons and all products, by-products, and other substances of value derived, refined or separated therefrom.

“Independent Engineer” means Cawley, Gillespie & Associates or any other engineering firm reasonably acceptable to either the Administrative Agent or the Majority Lenders.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Intercreditor and Subordination Agreement” means that certain Amended and Restated Intercreditor and Subordination Agreement, which shall be in a form acceptable to the Administrative Agent and the Lenders, dated as of January 21, 2005 among Société Générale, as predecessor in interest to the Administrative Agent, certain of the Credit Parties, and The Royal Bank of Scotland plc, as agent for the lenders party to the Subordinated Credit Agreement, as amended by the First Amendment to Intercreditor and Subordination Agreement dated as of the Closing Date.

“Interest Coverage Ratio” means, for Brigham Exploration and its consolidated Subsidiaries, as of the end of any fiscal quarter, the ratio of (a) EBITDA calculated for the four fiscal quarters then ended, to (b) Interest Expense for such period.

“Interest Expense” means, for Brigham Exploration and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means an interest hedge, rate swap, cap or collar, or similar arrangement between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)    the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

(b)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the General Partner, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Investment” means any investment, made directly or indirectly, in any Person, whether by acquisition of Equity Interests, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Issuing Lender” means Bank of America, and any successor issuing bank pursuant to Section 9.06.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Advance.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lead Arranger” means Banc of America Securities LLC.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

“Lender” means each Lender that has a Commitment hereunder or is the holder of an Advance.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Lender for the account of the Borrower in connection with the Commitments and which is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and any other agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Unreimbursed Amounts at such time, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For the purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the aggregate Commitments.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Limited Partners” means Brigham Holdings I, LLC, a Nevada limited liability company, and Brigham Holdings II, LLC, a Nevada limited liability company.

“Loan Documents” means this Agreement, the Notes, the Administrative Agent’s Fee Letter, the Letter of Credit Documents, the Security Instruments, the Intercreditor and Subordination Agreement, any Interest Hedge Agreements with a Swap Counterparty, any Hydrocarbon Hedge Agreements with a Swap Counterparty, and each other agreement, instrument, or document executed by any Credit Party or any of their officers at any time in connection with this Agreement.

“Majority Lenders” means, at any time, the Administrative Agent and Lenders holding at least 66⅔% of the then aggregate unpaid principal amount of the Notes held by the Lenders and the Letter of Credit Exposure of the Lenders at such time; provided that, if no Advances or Letter of Credit Exposure is then outstanding, “Majority Lenders” shall mean the Administrative Agent and Lenders having at least 66⅔% of the aggregate amount of the Commitments at such time.

“Material Adverse Change” means (a) a material adverse change in the business, Property (including the Oil and Gas Properties), assets, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on any Credit Party’s ability to perform its obligations under this Agreement, any Note, or any other Loan Document and (c) a material adverse effect on the validity or enforceability against any Credit Party of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maturity Date” means the earlier of (a) June 29, 2010 or (b) 60 days prior to Subordinated Debt Maturity Date (if any Subordinated Debt remains outstanding on such date).

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mortgage Amendments” means each of the mortgage amendments or deed of trust amendments to be entered into on or before the Closing Date to amend the Existing Mortgages in substantially the form of the attached Exhibit F.

“Mortgages” means, collectively, each Mortgage Amendment or any other mortgage or deed of trust executed by any one or more of the Borrower and its Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Lender, the Lenders, and any Swap Counterparty, as the same may be amended, modified, restated or supplemented from time-to-time, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-Proven Reserves” means “Non-Proved Reserves” as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit C signed by a Responsible Officer of the General Partner.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit D signed by a Responsible Officer of the General Partner.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Credit Party to the Administrative Agent, the Issuing Lender or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Exposure and (b) all obligations of any Credit Party owing to any Swap Counterparty under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement, but excluding any transactions or confirmations entered into after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender.

“Oil and Gas Properties” means (a) all Hydrocarbon Interests to which Proven Reserves are properly attributed; (b) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to such Hydrocarbon Interests, including all oil in tanks; (c) all accounts attributable to such Hydrocarbon Interests (including accounts resulting from the sale of Hydrocarbons attributable to such Hydrocarbon Interests at the wellhead); (d) all operating agreements, contracts, agreements, and other contract rights related to such Hydrocarbon Interests and to the production, sale, purchase, exchange, or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all real and personal Property used directly for or held for use directly for the operation, working, development, exploration, or production of such Hydrocarbon Interests, including all oil and gas gathering, treating, storage, processing, and handling equipment and other assets; and (f) all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Participant” has the meaning specified in Section 10.06(d).

“Partners” means the General Partner and the Limited Partners.

“Partnership Agreement” means the Agreement of Limited Partnership of the Borrower among the Partners dated as of December 30, 1997, as heretofore or hereafter amended, supplemented or restated from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Liens” has the meaning ascribed to such term in Section 6.01.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreements” means each of the Second Amended and Restated Pledge Agreements, executed by each of Brigham Exploration and the General Partner, as the same may be amended, modified, restated or supplemented from time to time.

“Preferred Shareholders” means each of the Persons listed on Schedule 1.01 who hold Capital Stock in Brigham Exploration, together with its successors, assigns and transferees of its shares of Capital Stock of Brigham Exploration that are Affiliated Funds of such Preferred Shareholders.

“Preferred Stock” means the mandatorily redeemable Series A Preferred Stock, $.01 par value, issued by Brigham Exploration prior to the Closing Date.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, with respect to any Lender, either (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Lenders at such time.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Register” has the meaning set forth in paragraph (c) of Section 10.06.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President—Controller (b) with respect to any Person that is a limited liability company, a manager (or such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President—Controller, if any) or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other property) or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of Brigham Exploration or warrants, options or other rights to purchase such Equity Interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Pledge Agreements, (c) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements and the Mortgages, and (d) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount that, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Credit Agreement” means the Second Amended and Restated Subordinated Credit Agreement dated as of January 21, 2005 among the Borrower, the lenders party thereto, and The Royal Bank of Scotland plc, as administrative agent for such lenders, as amended by the First Amendment to Second Amended and Restated Subordinated Credit Agreement dated as of the Closing Date.

“Subordinated Debt” means the “Obligations” as defined in the Subordinated Credit Agreement.

“Subordinated Debt Maturity Date” means the “Maturity Date” as defined in the Subordinated Credit Agreement.

“Subordinated Loan Documents” means the Subordinated Credit Agreement, the promissory notes executed and delivered pursuant to the Subordinated Credit Agreement, all agreements, instruments, or documents executed at any time in connection with securing the Subordinated Debt, and each other agreement, instrument, or document executed by any Credit Party or any of their Responsible Officers in connection with the Subordinated Credit Agreement.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Counterparty” means any Lender (or Affiliate of a Lender) that is party to a Hydrocarbon Hedge Agreement or Interest Hedge Agreement with the Borrower or any of its Subsidiaries.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Type” has the meaning set forth in Section 1.04.

“Unreimbursed Amount” has the meaning specified in Section 2.07(c)(i).

“Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

“Unused Subordinated Commitment Amount” has the meaning set forth in the Subordinated Credit Agreement.

“Utilization Percentage” means, at any time, the ratio (expressed as a percentage) at such time of (a) the sum of the aggregate outstanding principal amount of the Advances and the aggregate Letter of Credit Exposure at such time to (b) the lesser of (i) the Commitments or (ii) the Borrowing Base, as applicable, in effect at such time.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

Section 1.02   Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03   Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the Financial Statements. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04   Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.

Section 1.05   Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.06   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07   Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases and/or decreases thereof contemplated by such Letter of Credit or the Letter of Credit Documents related thereto.

ARTICLE II

CREDIT FACILITIES

Section 2.01   Revolving Credit Facility.

(a)    Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000 and in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b)    Notes.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.02   Borrowing Base.

(a)    Borrowing Base. The Borrowing Base as of the Closing Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $80,000,000. Such Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).

(b)    Calculation of Borrowing Base.

(i)      The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each April 1, beginning April 1, 2006, an Independent Engineering Report dated effective as of the immediately preceding December 31, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 20 days after the Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. Within 20 days after the Lenders’ receipt of the Administrative Agent’s recommendation, each Lender shall advise the Administrative Agent whether or not such Lender agrees with the Administrative Agent’s recommendation and the Borrowing Base shall be redetermined upon the approval of Majority Lenders (or all of the Lenders in case of an increase in the Borrowing Base); provided, however, the failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such redetermination. The Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined; provided, however that the failure to give such notice shall not affect the validity of any such redetermination.

(ii)      The Borrower shall deliver to the Administrative Agent and each Lender on or before each October 1, beginning October 1, 2005, an Internal Engineering Report dated effective as of the immediately preceding June 30, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 20 days after the Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. Within 20 days after the Lenders’ receipt of the Administrative Agent’s recommendation, each Lender shall advise the Administrative Agent whether or not such Lender agrees with the Administrative Agent’s recommendation and the Borrowing Base shall be redetermined upon the approval of Majority Lenders (or all of the Lenders in case of an increase in the Borrowing Base); provided, however, the failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such redetermination. The Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iii)      In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Majority Lenders (or all the Lenders in case of an increase in the Borrowing Base) may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, as applicable, or other information whereupon the Administrative Agent and the Majority Lenders (or all the Lenders in case of an increase in the Borrowing Base) shall redetermine the Borrowing Base as otherwise specified in this Section 2.02. The failure of the Administrative Agent and the Lenders to redetermine the Borrowing Base and redesignate the Borrowing Base by the dates specified above shall not affect the validity of any redetermination and redesignation conducted from time-to-time hereafter.

(iv)      Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”) were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells.

(c)    Interim Redetermination.  In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), (i) the Borrower may request two additional redeterminations of the Borrowing Base during any 12-month period and (ii) the Majority Lenders may make one additional redetermination of the Borrowing Base during any 12-month period; provided, however, that any increase in the Borrowing Base resulting from such a redetermination shall require the consent of all the Lenders; and provided further, that such redeterminations shall be in the Lenders' sole discretion and shall be based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)). The parties requesting the redetermination shall give the other parties at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Credit Parties’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may request. In connection with such interim redeterminations, the Administrative Agent may request the Borrower to deliver an updated Internal Engineering Report or Independent Engineering Report. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d)    Standards for Redetermination.  Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and its Subsidiaries as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower’s expense, evidence of title satisfactory in form and substance to the Administrative Agent in accordance with Section 5.13. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

Section 2.03   Method of Borrowing.

(a)    Notice.  Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 p.m. (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each applicable Lender prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.09(b). Each applicable Lender shall, before 2:00 p.m. on the date of such Borrowing, make available to the Administrative Agent at the Administrative Agent’s Office, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b)    Conversions and Continuations.  The Borrower may elect to Convert or continue any Borrowing by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s Office no later than 12:00 p.m. (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).

(c)    Certain Limitations.  Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i)      at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

(ii)      if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;

(iii)      if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(iv)      if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

(d)    Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e)    Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f)    Lender Obligations Several.  The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Advance, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 10.04(c).

(g)    Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing or L/C Extension set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.04   Reduction of the Commitments.

(a)    The Borrower shall have the right, upon at least five Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof.

(b)    Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

(c)    Until the Commitment Termination Date, Borrower may, upon three (3) Business Days prior written notice to Administrative Agent, reduce the Borrowing Base from the then designated amount to any lesser amount, provided that the amount of any such reduction must be equal to $5,000,000 or any higher integral multiple of $1,000,000. Such reduced Borrowing Base shall be effective as of such third Business Day (or any later date as designated by Borrower in such written notice) and shall continue in effect until the next date as of which the Borrowing Base is redetermined. Any such reduction in the Borrowing Base shall remain in effect until the next redetermination made in accordance with Section 2.02.

Section 2.05   Prepayment of Advances.

(a)    Optional.  The Borrower may prepay the Advances, without premium or penalty, after giving by 12:00 p.m. (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Base Rate Advances, on the same Business Day, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; and (B) any Type of Advances shall be made in $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining aggregate principal balance outstanding). Full prepayments of any Borrowing are permitted without restriction of amounts.

(b)    Mandatory.

(i)      Borrowing Base Deficiency.  If a Borrowing Base Deficiency exists, then the Administrative Agent shall give the Borrower and the Lenders prompt written notice thereof. The Borrower shall, within ten days after receipt of written notice of such condition from the Administrative Agent elect by written notice to the Administrative Agent to take one or more of the following actions to remedy the Borrowing Base deficiency:

(A)      prepay Advances or, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure in an aggregate amount equal to such deficiency within ten days after the Borrower’s written election;

(B)      add additional Oil and Gas Properties acceptable to the Administrative Agent, in its sole discretion, to the Borrowing Base such that the Borrowing Base Deficiency is cured within 20 days after the Borrower’s written election; or

(C)      pay the Borrowing Base Deficiency in six equal monthly installments for the prepayment of the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure such that the Borrowing Base Deficiency is eliminated in a period of six months, by irrevocably dedicating an amount of the monthly cash flow from the Borrower’s and its Subsidiaries’ Oil and Gas Properties to the prepayment of Advances or, if the Advances have been repaid in full, making deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure. Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(b) shall be applied to the Advances in accordance with Section 2.10.

(ii)      Reduction of Commitments.  On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced and (B) the Borrowing Base. Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as provided in Section 2.10(a).

(iii)      Accrued Interest.  Each prepayment under this Section 2.04(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment.

(c)    Illegality.  If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 p.m. (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(d)    No Additional Right; Ratable Prepayment.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

Section 2.06   Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07   Letters of Credit.

(a)    Letter of Credit Commitment.

(i)      Subject to the terms and conditions set forth herein, (A) the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.07, (1) from time to time on any Business Day during the period from the Closing Date until 30 days prior to the Commitment Termination Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the Letter of Credit Exposure shall not exceed the lesser of (A) the Letter of Credit Sublimit and (B) the Unused Commitment Amount. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)      The Issuing Lender shall not issue any Letter of Credit, if:

(A)      Subject to Section 2.07(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or

(B)      The expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)      The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(B)      the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender;

(C)      except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)      such Letter of Credit is to be denominated in a currency other than Dollars;

(E)      such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)      a default of any Lender’s obligations to fund under Section 2.07(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(iv)      The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)      The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)      The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)      Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the Issuing Lender or the Administrative Agent may require.

(ii)      Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)      If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.07(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(iv)      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)      Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the Unused Commitment Amount and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.07(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)      Each Lender shall upon any notice pursuant to Section 2.07(c)(i) make funds available to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.07(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii)      With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Base Rate plus the Applicable Margin applicable to Base Rate Advances plus 2% per annum. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.07(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.07.

(iv)      Until each Lender funds its Advance or L/C Advance pursuant to this Section 2.07(c) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Lender.

(v)      Each Lender’s obligation to make Advances or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.07(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(vi)      If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(ii), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)      At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.07(c), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)      If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.07(c)(i) is required to be returned under any of the circumstances described in Section 10.17 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)      any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)      the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)      any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)      any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity; or

(v)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(f)    Role of Issuing Lender.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.07(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender's willful misconduct or gross negligence or the Issuing Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Cash Collateral.  Upon the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding Letter of Credit Exposure after giving effect to any L/C Credit Extensions occurring on such date and any other changes in the aggregate amount of the Letter of Credit Exposure as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts. Sections 2.05, 7.02(c) or 7.03(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.05, Section 2.07, Section 7.02(c) and Section 7.03(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)    Applicability of ISP and UCP.  Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Document, the terms hereof shall control.

Section 2.08   Fees.

(a)    Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Margin for commitment fees on the actual daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on September 30, 2005 and continuing thereafter through and including the Commitment Termination Date.

(b)    Letter of Credit Fees.

(i)      Letter of Credit Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Eurodollar Rate Advances times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fee will be calculated based on the face amount of all Letters of Credit outstanding on each day at the above applicable rate and will be payable quarterly in arrears. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Applicable Margin plus 2.00%.

(ii)      Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. The Borrower shall pay directly to the Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)    Other Fees.  The Borrower agrees to pay to the Lead Arranger and the Administrative Agent the fees described in the Administrative Agent’s Fee Letter.

Section 2.09   Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)    Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each calendar quarter and on the date such Base Rate Advance shall be paid in full, provided that upon the occurrence and continuance of an Event of Default, such Advances shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived, payable on demand, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin plus 2.00%, provided that the rate charged pursuant to this Section 2.09(a) shall never exceed the Maximum Rate.

(b)    Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period, provided that upon the occurrence and continuance of an Event of Default, such Advance shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived, payable on demand, at a rate per annum equal at all times to the rate required to be paid on such Advance immediately prior to the occurrence of such Event of Default plus 2.00%, provided further, that any amount of principal, interest, fees or any other amount which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin plus 2.00%, provided that the rate charged pursuant to this Section 2.09(b) shall never exceed the Maximum Rate.

(c)    Additional Interest on Eurodollar Rate Advances.  The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

(d)    Usury Recapture.

(i)      If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii)      If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding subsection (i), then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under this Section 2.09 shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(iii)      NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION WHICH CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE ADVANCES MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.

Section 2.10  Payments and Computations.

(a)    Payment Procedures.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment under this Agreement and under the Notes not later than 2:00 p.m. on the day when due in Dollars at the Administrative Agent’s Office in same day funds. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.08(b), 2.08(c), 2.09(c), 2.12, 2.13, 2.14, 9.05, or 10.07, but after taking into account payments effected pursuant to Section 10.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    Computations.  All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c)    Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)     (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

Section 2.11   Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Exposure made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Exposure obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Exposure held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.12   Breakage Costs.  If (a) any default by the Borrower in making any borrowing of, conversion into or continuation of any Eurodollar Rate Advance after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any payment of any Eurodollar Rate Advance is made prior to the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (c) any default by the Borrower in making any prepayment of any Eurodollar Rate Advance after the Borrower has given notice thereof in accordance with the provisions of this Agreement, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

Section 2.13   Increased Costs.

(a)    Eurodollar Rate Advances.  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(b)    Capital Adequacy.  If any Lender or the Issuing Lender determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or the Issuing Lender’s commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days’ prior written notice by such Lender or the Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Lender, as the case may be, from time to time as specified by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender for the reduced rate of return on that capital of such Lender or the Issuing Lender (but without duplication of amounts, if any, paid by the Borrower pursuant to Section 2.13(a) above), in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement and (ii) with respect to the Issuing Lender, to the extent that the Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)    Letters of Credit.  If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Exposure, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost. A certificate as to such increased cost incurred by the Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14   Taxes.

(a)    No Deduction for Certain Taxes.  Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Lender, and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) is organized or otherwise resides for tax purposes or maintains any Applicable Lending Office or any political subdivision of the jurisdiction, and any branch profits taxes imposed by the United States of America or any similar tax imposed by another jurisdiction in which the Borrower is located, and any withholding or similar taxes imposed by the United States of America, pursuant to laws in effect as of the date the Lender or the Issuing Lender becomes a party to this Agreement, upon any payments to or for the benefit of such Lender or Issuing Lender under this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and the Issuing Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, the Issuing Lender, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, the Issuing Lender’s, or the Administrative Agent’s failure to provide the forms described in paragraph (d) of this Section 2.14 and such Lender, the Issuing Lender, or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. After a Lender or the Issuing Lender learns of the imposition of Taxes, such Lender or Issuing Lender will promptly notify Borrower of such Taxes.

(b)    Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)    Indemnification.  THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED UNLESS THE PAYMENT OF SUCH TAXES OR OTHER TAXES WERE NOT CORRECTLY OR LEGAL ASSERTED AND SUCH LENDER’S PAYMENT OF SUCH TAXES OR OTHER TAXES WAS THE RESULT OF ITS GROSS NEGLIGENCE OR WILFUL MISCONDUCT. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, THE ISSUING LENDER, OR ANY SUCH LENDER. WITHIN 30 DAYS AFTER RECEIPT OF A WRITTEN REQUEST BY BORROWER, A LENDER OR THE ISSUING LENDER SHALL, AT BORROWER'S EXPENSE, MAKE A CLAIM TO AN APPLICABLE GOVERNMENTAL AUTHORITY FOR A REFUND IF, IN THE JUDGMENT OF SUCH LENDER OR ISSUING LENDER, THE MAKING OF SUCH CLAIM WILL NOT BE ADVERSE TO IT IN RESPECT OF ANY TAXES AS TO WHICH IT HAS BEEN INDEMNIFIED BY BORROWER UNDER THIS SECTION 2.14. IF ANY LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS SECTION 2.14, SUCH LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER’S SHARE OF SUCH REFUND. THIS PARAGRAPH SHALL NOT BE CONSTRUED TO REQUIRE THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER TO MAKE AVAILABLE ITS TAX RETURNS (OR ANY OTHER INFORMATION RELATING TO ITS TAXES) TO THE BORROWER OR ANY OTHER PERSON.

(d)    Foreign Lender Withholding Exemption.  Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that upon the request of the Borrower it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI, W8-IMY or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-9 establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such form. Each Lender further agrees to deliver to Borrower and the Administrative Agent (i) renewals or additional copies of such forms (or any successor forms) on or before the date that such forms expire or become obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms. For any period with respect to which a Lender or the Issuing Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to this Section 2.14(d) (unless such failure is due to a change in treaty or Legal Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender or the Issuing Lender, as applicable, shall not be entitled to indemnification under Section 2.14(c) with respect to Taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonable request to assist such Lender to recover such Taxes.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01   Conditions Precedent to Closing Date.  The Closing Date shall occur upon the satisfaction of the following conditions precedent that:

(a)    Documentation.  The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lender and each of the Lenders, and, where applicable, in sufficient copies for each Lender:

(i)     this Agreement;

(ii)     a Note payable to the order of each Lender that has requested a Note in the amount of its Commitment;

(iii)     the Mortgage Amendments and any additional Mortgages that may be required pursuant to Section 5.11;

(iv)     copies of insurance policies or certificates thereof naming the Administrative Agent loss payee or additional insured, as applicable, certified by the Borrower’s insurance broker as true and correct copies thereof, and which are otherwise satisfactory to the Administrative Agent;

(v)     a copy of the Internal Engineering Report dated as of June 1, 2005 with respect to the Oil and Gas Properties to be included in the Borrowing Base;

(vi)     a favorable opinion dated as of the Closing Date of Thompson & Knight L.L.P., counsel to the Credit Parties, in form and substance satisfactory to the Administrative Agent covering such matters as any Lender through the Administrative Agent may reasonably request;

(vii)     copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of the General Partner of (A) the resolutions of the applicable governing body of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the organizational documents of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, the Security Instruments and the other Loan Documents to which the Borrower is a party;

(viii)     certificates of a Responsible Officer or the secretary or an assistant secretary of the General Partner certifying the names and true signatures of the officers of the General Partner authorized to sign on behalf of the Borrower this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, the Security Instruments and the other Loan Documents to which the Borrower is a party;

(ix)     copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the applicable governing body of such Guarantor approving the Loan Documents to which it is a party, (B) the organizational documents of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

(x)     a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign this Agreement, the Security Instruments and the other Loan Documents to which such Guarantor is a party;

(xi)     certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Credit Parties in all jurisdictions where required by the Administrative Agent;

(xii)     a certificate dated as of the date of this Agreement from the Responsible Officer of the General Partner stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

(xiii)     the First Amendment to the Intercreditor and Subordination Agreement;

(xiv)     results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Delaware, Oklahoma and Texas from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent, other than Permitted Liens;

(xv)     appropriate UCC-1 or UCC-3 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral; and

(xvi)     such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)    Payment of Fees.  On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced and are payable pursuant to Section 10.04.

(c)    No Default.  No Default shall have occurred and be continuing.

(d)    Representations and Warranties.  The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all respects.

(e)    Material Adverse Change.  No event or circumstance that could cause a Material Adverse Change shall have occurred.

(f)    No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered against the Borrower or any of its Subsidiaries that could reasonably be expected to cause a Material Adverse Change.

(g)    Consents, Licenses, Approvals, etc.  The Administrative Agent shall have received true copies (certified to be such by a Responsible Officer the Borrower or other appropriate Credit Party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, the Credit Parties shall have all such material consents, licenses and approvals required in connection with the continued operation of the Credit Parties, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(h)    Subordinated Debt.  The Borrower shall have entered into the First Amendment to the Subordinated Credit Agreement, the terms and conditions thereof shall be reasonably satisfactory to the Administrative Agent and the Lenders and the conditions precedent set forth in such amendment shall contemporaneously herewith have been satisfied or waived as of the date of the Closing Date. The Borrower shall have delivered copies of the Subordinated Credit Agreement and each other agreement, instrument, or document executed by any Credit Party or any of their officers at any time in connection with the Subordinated Credit Agreement on or before the Closing Date.

(i)    Security Instruments.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that arrangements have been made for the Administrative Agent (for its benefit and the benefit of the Lenders) to have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained (or will be upon the filing and recording of the appropriate Security Instruments), as the case may be, and are in full force and effect.

(j)    Title.  The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute the percentage to be specified pursuant to the first sentence of Section 5.13.

(k)    Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing with appropriate insertions and executed by a duly authorized Responsible Officer of the General Partner.

Section 3.02   Conditions Precedent to All Borrowings.  The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, the issuance, increase, or extension of such Letter of Credit, such statements are true):

(a)    the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respect as of such earlier date);

(b)     no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit; and

(c)     after giving effect to the such proposed Borrowing, no Borrowing Base Deficiency exists.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Credit Party jointly and severally represents and warrants as follows:

Section 4.01   Corporate Existence; Subsidiaries.  Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to cause a Material Adverse Change. As of the Closing Date, the Credit Parties have no Subsidiaries other than those listed on Schedule 4.01.

Section 4.02   Corporate Power.  The execution, delivery, and performance by each Credit Party of this Agreement, the Notes, and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) such Credit Party’s governance documents or (ii) any Legal Requirement or any material contractual restriction binding on or affecting such Credit Party, and (d) will not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement. At the time of each Advance, such Advance and the use of the proceeds of such Advance will (A) be within the Borrower’s limited partnership powers, (B) have been duly authorized by all necessary partnership action, (C) not contravene (i) the Borrower’s limited partnership agreement or other organizational documents or (ii) any Legal Requirement or any material contractual restriction of any material agreement binding on or affecting the Borrower and (D) not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement.

Section 4.03   Authorization and Approvals.  No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Agreement, the Notes, or the other Loan Documents to which such Credit Party is a party or the consummation of the transactions contemplated hereby or thereby. At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit.

Section 4.04   Enforceable Obligations.  This Agreement, the Notes, and the other Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party. Each Loan Document to which each Credit Party is a party is the legal, valid, and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05   Financial Statements.

(a)    The Borrower has delivered to the Administrative Agent and the Lenders the Financial Statements, and the Financial Statements are correct and complete in all material respects and present fairly the consolidated financial condition of the Credit Parties as of their respective dates and for their respective periods in accordance with GAAP, applied on a consistent basis. As of the date of the Financial Statements, there were no material Debt, trade payables, contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of any Credit Party, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)    Since March 31, 2005, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

(c)    Each of the Credit Parties is Solvent.

Section 4.06   True and Complete Disclosure.  All written information (whether delivered before or after the Closing Date) furnished by or on behalf of any Credit Party to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, when taken as a whole, is true and accurate in all material respects on the date as of which such information is dated or certified (or, if not dated and certified, as of the date as of which such information is provided) and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, but the Credit Parties do not represent and warrant that such projections, estimates or pro forma information is (or will ultimately prove to have been) accurate.

Section 4.07   Litigation.  There is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding affecting any of the Credit Parties before any court, Governmental Authority or arbitrator which (a) both (i) involves the possibility of any judgment or liability against any Credit Party not fully covered by insurance (except for normal deductibles) and (ii) could reasonably be expected to cause a Material Adverse Change or (b) purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding instituted against any Credit Party which seeks to adjudicate such Credit Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.08   Taxes.

(a)    Reports and Payments.  All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of any Credit Party or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct in all material respects; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except where any obligation is being contested in good faith and by appropriate proceedings and after adequate reserves for such items have been made in accordance with GAAP. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

(b)    Taxes Definition.  “Taxes” in this Section 4.08 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(c)    Returns Definition.  “Returns” in this Section 4.08 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.09   Pension Plans.  All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. None of the Credit Parties or any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, none of the Credit Parties or any member of the Controlled Group would become subject to any liability under ERISA if any Credit Party or any member of the Controlled Group received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has reason to believe that the annual cost during the term of this Agreement to any Credit Party or any other member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10   Condition of Property; Casualties.

(a)    Subject to the matters set forth in Schedule 4.10, each of the Borrower and its Subsidiaries has good and indefeasible title to all of its Oil and Gas Properties evaluated in the most recently delivered Engineering Report, free and clear of all Liens except for Permitted Liens. Brigham Exploration has good and defensible title to all of the Equity Interests in the General Partner and, directly and indirectly, all of the ownership interests in the Limited Partners, except for Permitted Liens. Each of the General Partner and the Limited Partners has good and defensible title to all of the Equity Interests in the Borrower, except for Permitted Liens.

(b)    The quantum and nature of the interest of the Borrower and its Subsidiaries in and to its Hydrocarbon Interests as set forth in the most recent Engineering Report includes the entire interest of the Borrower and its Subsidiaries in such Hydrocarbon Interests as of the date of such Engineering Report and are complete and accurate in all material respects as of the date of such Engineering Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrower and its Subsidiaries in such Hydrocarbon Interests except as taken into account in such Engineering Report. The ownership of such Hydrocarbon Interests held by the Borrower and its Subsidiaries shall not in any material respect obligate any of such Persons to bear the costs and expenses relating to the maintenance, development, and operations of such Hydrocarbon Interests in an amount in excess of the working interest of such Person in each such Hydrocarbon Interest set forth in the most recent Engineering Report.

(c)    All leases, instruments and agreements comprising the Borrower’s and its Subsidiaries’ Oil and Gas Properties necessary for the conduct of business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases, instruments or agreements, in each case which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries. Neither Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any other party to any leases, instruments or agreements comprising its Oil and Gas Properties evaluated in the most recently delivered Engineering Report, has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such lease, instrument or agreement.

(d)    All of the Properties of the Borrower and its Subsidiaries that are reasonably necessary for the operation of their business are in good repair, working order and condition in all material respects and are maintained as is customary in the oil and gas industry. Since the date of the most recent financial statements delivered pursuant to Section 5.06(a), neither the business nor the Properties of the Credit Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(e)    Except as set forth on Schedule 4.10 or as otherwise disclosed in writing to the Administrative Agent:

(i)    In each case only with respect to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties that have been assigned a discounted present value equal to or in excess of $2,000,000 in any Engineering Report, (A) all rentals, royalties, overriding royalties, shut-in royalties and other payments due under or with respect to any such Hydrocarbon Interests evaluated in any Engineering Report have been properly and timely paid in the ordinary course of business and (B) all material expenses payable under the terms of the contracts and agreements comprising such Oil and Gas Properties (other than those described above in clause (A)) have been properly and timely paid in the ordinary course of business, except in each case (1) where such payments are being contested in good faith by appropriate proceedings and for which adequate reserves complying with GAAP have been made or (2) for payments the late payment of which could not reasonably be expected to cause a termination or forfeiture of any of the Borrower’s or its Subsidiaries’ rights under any such leases, instruments or agreements comprising any such Oil and Gas Properties or otherwise, individually or in the aggregate, cause a Material Adverse Change;

(ii)    All of the proceeds from the sale of Hydrocarbons produced from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests are being properly and timely paid to the Borrower without suspense, other than any such proceeds the late payment or non-payment of which could not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole; and

(iii)    No material amount of proceeds that has been received by any Credit Party from the sale of Hydrocarbons produced from the Oil and Gas Properties evaluated in the most recently delivered Engineering Report is subject to any claim for any refund or refund obligation, except as permitted under Section 4.14 or Section 6.13.

Section 4.11   Security Instruments.

(a)    The provisions of each of the Pledge Agreements delivered to the Administrative Agent are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined therein) and proceeds thereof and when (i) certificates, if any, representing or constituting the Pledged Collateral are delivered to the Administrative Agent, the Pledge Agreement shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the pledgor party thereto in such Pledged Collateral and the proceeds thereof, subject to Permitted Liens or and (ii) upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the grantors party thereto, the Pledge Agreements shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the applicable Credit Party in such Pledged Collateral and the proceeds thereof, subject to Permitted Liens.

(b)    On the Closing Date, the Equity Interests listed on Schedule I to each of the Pledge Agreements will constitute all the issued and outstanding Equity Interests in the Borrower, the General Partner, the Limited Partners, and the direct and indirect Subsidiaries of the Borrower; all such Equity Interests have been duly and validly issued and are fully paid and nonassessable; and the relevant pledgor of said shares is the record and beneficial owner of said shares.

(c)    The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrower and its Subsidiaries in the mortgaged property described therein. Once such Mortgages have been recorded in the appropriate recording office, the Mortgages will constitute perfected first liens on, and security interest in, such mortgaged property, subject to Permitted Liens.

(d)    On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions (or are the subject of arrangements, satisfactory to the Administrative Agent, to be made, obtained or taken on or promptly after the Closing Date). No other filings or recordings are required in order to perfect the security interests created under any Security Instruments.

Section 4.12   No Burdensome Restrictions; No Defaults.

(a)    Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any grace period or the giving of notice, or both, would constitute a default under (i) the Subordinated Credit Agreement or (ii) any other material contract, agreement, lease, or other instrument to which such Credit Party is a party which default could reasonably be expected to cause a Material Adverse Change.

(b)    No Default has occurred and is continuing.

Section 4.13   Environmental Condition.  Other than exceptions to any of the following that would not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole:

(a)    Permits, Etc.  With respect to its Oil and Gas Properties for which such Credit Party is the operator and with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, to the best of its knowledge, in all material respects, each of the Credit Parties (i) has obtained all Environmental Permits necessary for the ownership and operation of any and all of their respective Properties for which such Credit Party is the operator and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws and other Legal Requirements; (iii) have not received notice of any violation or alleged violation of any Environmental Law or any such Permit; and (iv) are not subject to any actual or contingent Environmental Claim with respect to such Properties.

(b)    Certain Liabilities.  None of the present or, to the best knowledge of any Credit Party, previously owned or operated Property of any of the Credit Parties, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; or (ii) is subject to a Lien other than a Permitted Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located. To the best knowledge of any Credit Party, none of the present or previously owned Property of any of the Credit Parties, wherever located, has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response.

(c)    Certain Actions.  Without limiting the foregoing, (i) neither Borrower nor any Subsidiary of Borrower has filed any notice under any Law indicating that any such Person is responsible for the improper Release in the Environment, or the improper storage or disposal, of any material amount of any Hazardous Wastes or that any Hazardous Wastes have been improperly released, or are improperly stored or disposed of, upon any Property of any such Person, and (ii) neither Borrower nor any of its Subsidiaries has any known contingent liability under any Environmental Laws.

Section 4.14   Gas Contracts.  Except as set forth in the most recent Engineering Report or in Schedule 4.14, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries (or, in the case of Oil and Gas Properties operated by operators other than the Borrower or its Subsidiaries, to the Borrower’s knowledge after reasonable investigation) that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from their Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.

Section 4.15   Compliance with Laws.  Except for any failure to comply with any of the foregoing which would not reasonably be expected to cause a Material Adverse Change, each of the Credit Parties has (a) complied with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property and (b) obtained all Permits that are necessary for the ownership of any of its Properties or the conduct of their business. Other than exceptions to any of the following that would not reasonably be expected to cause a Material Adverse Change: (i) the prices being received by the Borrower and its Subsidiaries for the production of Hydrocarbons do not violate any material provision of any contract or agreement comprising the Oil and Gas Properties of the Borrower and its Subsidiaries or any Legal Requirement, (ii) where applicable, all of the wells located on the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and production of Hydrocarbons therefrom have been properly classified under appropriate governmental regulations, (iii) all necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and all other operations related thereto and (iv) all production and sales of the Borrower’s and its Subsidiaries’ Hydrocarbons produced or sold from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests have been made in accordance with any applicable allowables (plus permitted tolerances) imposed by any Governmental Authorities.

Section 4.16   Material Agreements.  Schedule 4.16 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any material Debt of the Borrower or any of its Subsidiaries, and all obligations of the Borrower or any of its Subsidiaries to issuers of surety or appeal bonds (other than operator’s bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for the account of the Borrower or any of its Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.

Section 4.17   Organizational Documents.  The Partnership Agreement has not been terminated, is in full force and effect as of the Closing Date and no default has occurred and is continuing thereunder that could reasonably be expected to cause a Material Adverse Change.

Section 4.18   Guarantors.  All of the Borrower’s Subsidiaries are Guarantors under Article VIII.

Section 4.19   Insurance.  Each of the Borrower and its Subsidiaries carry insurance required under Section 5.02.

Section 4.20   Use of Proceeds.  The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.10. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.21   Investment Company Act.  Neither Brigham Exploration nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22   Public Utility Holding Company Act.  Neither Brigham Exploration nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.23   Transmitting Utility.  Neither Brigham Exploration nor any of its Subsidiaries is a "transmitting utility" or an "interstate gas pipeline company" or a "public service corporation" within the meaning of the laws currently in effect for the States of Texas and/or Oklahoma.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, each of the Credit Parties agrees to comply with the following covenants.

Section 5.01   Compliance with Laws, Etc.  The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall use commercially reasonable efforts to obtain, and shall cause each of its Subsidiaries to use commercially reasonable efforts to obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

Section 5.02   Maintenance of Insurance.

(a)    The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

(b)    All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 10 days’ prior written notice to the Administrative Agent in the event of the Borrower’s failure to pay any premiums and in all other cases, 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary of the Borrower, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt. So long as no Default or Event of Default shall have occurred that is continuing, Borrower shall be entitled to retain the proceeds of any insurance policy described above.

Section 5.03   Preservation of Corporate Existence, Etc.  Each of the Credit Parties shall preserve and maintain its corporate, limited partnership or limited liability company, as applicable, existence, and all of its material rights, franchises, and privileges in the jurisdiction of its formation, and qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to cause a Material Adverse Change.

Section 5.04   Payment of Taxes, Etc.  The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, could by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05   Inspection; Books and Records.  Upon reasonable notice, each Credit Party shall permit the Administrative Agent or any of its agents or representatives thereof, during normal business hours, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, such Credit Party, and (b) discuss the affairs, finances and accounts of such Credit Party with any of their respective officers or directors, all to the extent reasonably requested by the Administrative Agent. Each Credit Party shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions in relation to its business and activities.

Section 5.06   Reporting Requirements.  The Borrower shall furnish, or shall cause the applicable Credit Party to furnish, to the Administrative Agent and each Lender:

(a)    Annual Financials of Brigham Exploration.  As soon as available, but in any event within 90 days after the end of each fiscal year of Brigham Exploration or sooner if required by the SEC, the audited consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such fiscal year, and the related consolidated and unaudited consolidating balance sheets of Brigham Exploration and its consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the related opinion of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent which opinion shall state that such financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception;

(b)    Quarterly Financials of Brigham Exploration.  As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Brigham Exploration and its consolidated Subsidiaries (or sooner if required by the SEC), consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of Brigham Exploration and its consolidated Subsidiaries as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the certificate of a Responsible Officer of Brigham Exploration, which certificate shall state that such financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP, as at the end of, and for such period (subject to normal year-end audit adjustments);

(c)    Compliance Certificates.  Concurrently with the delivery of each of the financial statements referred to in subsections 5.06(a) and (b), a Compliance Certificate executed by a Responsible Officer of Brigham Exploration;

(d)    Insurance Certificates.  Concurrently with the annual renewal thereof, insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments;

(e)    Notice of Defaults.  As soon as possible after the occurrence of a Default known to any Responsible Officer of any Credit Party which is continuing on the date of such statement, a statement of a Responsible Officer setting forth the details of such Default and the actions which the Credit Parties have taken and propose to take with respect thereto;

(f)    Material Changes.  Prompt written notice of any condition or event of which any Responsible Officer of any Credit Party has knowledge, which condition or event has resulted or could reasonably be expected to cause a Material Adverse Change;

(g)    Annual Capital Expenditures Budget.  As soon as available and in any event prior to February 28, a one-year capital expenditure projection for Brigham Exploration and its Subsidiaries in form and substance acceptable to the Administrative Agent for the following fiscal year;

(h)    Litigation.  Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting any Credit Party which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, (ii) any material litigation or proceeding against the Borrower or any of its Subsidiaries in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles), or in which injunctive or similar relief is sought or (iii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any of its Subsidiaries if the value of such claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,000,000 (excluding liabilities to the extent covered by insurance unless the insurer has disputed that such insurance covers such liabilities);

(i)     Environmental.  Prompt written notice of any threatened action, investigation or inquiry by any Governmental Authority of which any Responsible Officer of any Credit Party has knowledge in connection with any Environmental Laws with respect to the Property of the Borrower or any of its Subsidiaries, excluding routine testing, compliance and corrective action;

(j)    Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter (excluding routine correspondence) submitted to any Credit Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any Credit Party, and a copy of any response by any Credit Party to such letter or report;

(k)    Securities Law Filings and other Public Information.  Promptly, upon its becoming available, each financial statement, notice, proxy material, reports and other information which any Credit Party sends to the holders of its respective public securities generally, files with the SEC (excluding routine correspondence and drafts of proposed filings, such as registration statements), or otherwise makes available to the public or the financial community generally;

(l)    Notices Under Other Loan Agreements.  Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(m)   ERISA Information and Compliance.  Promptly furnish, and will cause any ERISA Affiliate to promptly furnish, (i) if requested by the Administrative Agent promptly after the filing thereof with the United States Secretary of Labor, the Interest Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the General Partner or such ERISA Affiliate specifying the nature thereof, what action the borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan;

(n)    Acquisition Information.  Concurrently with the delivery of each of the financial statements referred to in subsections 5.06(a) and (b), a list of any Properties consisting of Oil and Gas Properties purchased by the Borrower or any of its Subsidiaries during the previous fiscal quarter other than in the ordinary course of business for a price equal to or greater than $5,000,000 for any single transaction or group of related transactions or $10,000,000 in the aggregate during the previous twelve months (unless previously disclosed), together with such other information regarding such Oil and Gas Properties as Administrative Agent or any Lender may reasonably request; and

(o)    Other Information.  Subject to any applicable restrictions on disclosure, such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Credit Parties (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as the Administrative Agent may from time to time reasonably request. The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Documents required to be delivered pursuant to Section 5.06(a), (b) or (k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Brigham Exploration posts such documents, or provides a link thereto on Brigham Exploration's website on the Internet; or (ii) on which such documents are posted on Brigham Exploration's behalf on an Internet or intranet website (such as “Edgar”), if any, to which each Lender and the Administrative Agent have access (whether a commercial third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.06(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.07   Maintenance of Property.  The Borrower shall, and shall cause each of its Subsidiaries to, (a) develop and operate its Oil and Gas Properties in a good and workmanlike manner as is customary in the oil and gas industry, and observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business; (b) comply in all material respects with all contracts and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons and accompanying elements therefrom; (c) maintain, preserve, and keep all operating equipment used with respect to its Oil and Gas Properties in proper repair, working order and condition (ordinary wear and tear excepted) in a good and workmanlike manner as is customary in the oil and gas industry, and (d) with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, (i) seek to enforce the operators’ contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements and (ii) cause or make reasonable and customary efforts to cause such Oil and Gas Properties to be operated in a good and workmanlike manner as is customary in the oil and gas industry.

Section 5.08   Environmental Laws.  To the extent that a reasonably prudent owner or operator would do so under the same or similar circumstances, the Borrower shall, and shall cause each of its Subsidiaries to establish and implement such procedures as may be reasonably necessary to periodically determine and assure that any failure of the following does not cause a Material Adverse Change: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and the Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws; (ii) no Hazardous Substances or Hazardous Wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Substance will be released on or to any such Property in a quantity equal to or exceeding that quantity that requires reporting under CERCLA, and (iv) no Hazardous Substances or Hazardous Wastes is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. With respect to Oil and Gas Properties owned by the Borrower and/or any of its Subsidiaries, but with respect to which neither the Borrower nor a Subsidiary is the operator, the Borrower shall use commercially reasonable efforts to cause the operator of such Oil and Gas Properties to establish and implement procedures and take any other actions required of the Borrower under this Section 5.08.

Section 5.09   Payment of Trade Payables.  Each of the Credit Parties shall pay, and shall cause each of its Subsidiaries to pay, all of their customary trade payables incurred in the ordinary course of business now or hereafter incurred within 90 days of the date the invoice is received by such Credit Party, unless subject to legal offset or unless being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefore.

Section 5.10   Use of Proceeds.  The Borrower shall use the proceeds of the Advances and Letters of Credit (a) to refinance Debt under the Existing Senior Credit Agreement and (b) for other general partnership purposes.

Section 5.11   Additional Collateral.  The Borrower will grant, and will cause each of its Subsidiaries to grant, to the Administrative Agent an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries, constituting 80% of the discounted net present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent.

Section 5.12   New Subsidiaries.  Within 10 days after (a) the date of the creation of any new Subsidiary of Brigham Exploration or the Borrower, or (b) the purchase by Brigham Exploration, the Borrower, or any of its other Subsidiaries of the Equity Interests of any Person, which purchase results in such Person becoming a Subsidiary of Brigham Exploration or of the Borrower permitted by this Agreement, Brigham Exploration or the Borrower, as applicable, shall, in each case, cause (i) such Person to execute and deliver to the Administrative Agent (with sufficient originals for each applicable Lender) a joinder agreement to this Agreement in form and substance acceptable to the Administrative Agent, a Pledge Agreement (if such new Subsidiary owns one or more Subsidiaries), one or more Mortgages (if such new Subsidiary owns Oil and Gas Properties and if such Mortgages are otherwise required under Section 5.11), and such other Security Instruments as the Administrative Agent or any Lender may reasonably request (to the extent that such other Security Interests are required to be delivered under the terms of this Agreement), in each case to secure the Obligations together with evidence of corporate authority to enter into and such legal opinions in relation to such joinder agreement, Pledge Agreement, Mortgages, and other Security Instruments as the Administrative Agent may reasonably request, and (ii) the stockholder of such new Subsidiary to execute a Pledge Agreement pledging its interests in the Equity Interests of such new Subsidiary to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates, if any, pledged thereby and appropriately executed stock powers in blank.

Section 5.13   Title.  As of the Closing Date, the Administrative Agent shall have received title opinions, title reports or other title due diligence reflecting that the Borrower has title reasonably satisfactory to the Administrative Agent in such Oil and Gas Properties of the Borrower and its Subsidiaries constituting 80% of the Borrower’s and its Subsidiaries’ proved, developed, producing Hydrocarbon reserves and proved, developed, nonproducing Hydrocarbon reserves (each as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association) as determined by the Administrative Agent. Thereafter, with respect to Oil and Gas Properties acquired after the Closing Date or not previously included in the Borrowing Base, and to the extent necessary to allow the Administrative Agent to achieve the percentage described in the preceding sentence, the Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it), title reports, or other title due diligence, which title diligence shall be in form and substance reasonably acceptable to the Administrative Agent and shall include information regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries.

Section 5.14   Further Assurances.  The Borrower shall, and shall cause each of its Subsidiaries to, cure promptly any defects in the execution and delivery of the Loan Documents, including, without limitation, the Security Instruments and this Agreement. The Borrower hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary of the Borrower, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, each of the Credit Parties agrees to comply with the following covenants.

Section 6.01   Liens, Etc.  None of the Credit Parties shall create, assume, incur, or suffer to exist, or permit any of their Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Credit Parties may create, incur, assume, or suffer to exist the following (collectively, the “Permitted Liens”):

(a)    Liens securing the Obligations;

(b)    Liens securing the Subordinated Debt;

(c)    Excepted Liens;

(d)    Liens securing leases allowed under Section 6.02(f) but only on the Property under lease;

(e)    Liens disclosed on Schedule 6.01; and

(f)    any encumbrances permitted under the terms of any Mortgage.

Section 6.02 Debts, Guaranties, and Other Obligations. None of the Credit Parties shall, and none of the Credit Parties shall permit any of their Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a)    Debt of the Borrower and its Subsidiaries under the Loan Documents;

(b)    Debt of the Borrower and its Subsidiaries under the Subordinated Loan Documents;

(c)    Debt existing on the Closing Date that is reflected in the Financial Statements or is disclosed on Schedule 6.02, and any renewals or extensions (but not increases) thereof;

(d)    Accounts payable for the deferred purchase price of Property or services (other than customary trade payables incurred in the ordinary course of business) from time to time incurred in the ordinary course of business which, if greater than 90 days past the date the invoice is received by such Credit Party, are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(e)    Debt owing by a Credit Party to any other Credit Party which is subordinated to the Obligations pursuant to subordination provisions in form and substance acceptable to the Administrative Agent;

(f)    Debt of the Borrower under Capital Leases not to exceed $5,000,000 in principal amount at any one time outstanding;

(g)    Debt of the Borrower under Hydrocarbon Hedge Agreements or Interest Hedge Agreements that is made (i) with a Person that is, at the time such Hydrocarbon Hedge Agreement or Interest Hedge Agreement is made, either a Lender or an Affiliate of a Lender, or (ii) with another counterparty rated at least A- or better by S&P or A3 or better by Moody’s, provided that the aggregate notional amounts under all such Hydrocarbon Hedge Agreements (other than Hydrocarbon Hedge Agreement that are floors) do not exceed 80% of the Borrower’s proved, developed, producing Hydrocarbon reserves (as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association) to be produced during the term of such Hydrocarbon Hedge Agreements and that such Hydrocarbon Hedge Agreements are entered into as a part of its normal business operations as risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s and its Subsidiaries’ operations;

(h)    Debt of the Borrower and its Subsidiaries (i) associated with bonds or surety obligations required by Legal Requirements in connection with the operation of the Oil and Gas Properties and (ii) associated with the financing of insurance premiums;

(i)    Debt of the Borrower described in Schedule 6.02(i) and such other Debt of the Borrower related to the acquisition of software and licensing rights related thereto that does not exceed $500,000 in principal amount at any one time outstanding;

(j)    Debt of the Borrower with respect to payments in kind of accrued dividends on Preferred Stock of the Borrower held by the Preferred Shareholders; and

(k)    Debt that is not described in subsections (a) through (j) above and that together with all Debt of the Borrower allowed under subsection (i) above does not exceed $5,000,000 in principal amount at any one time outstanding.

Section 6.03   Agreements Restricting Liens and Distributions.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than the Loan Documents and the Subordinated Loan Documents) that in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations, except for customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements or (b) any Subsidiary from paying dividends or making any other distribution to the Borrower, or otherwise transferring assets to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.04   Merger or Consolidation.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to (a) merge or consolidate with or into any other Person, or (b) sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (i) if either Brigham Exploration or the Borrower is a party to such merger or consolidation, then Brigham Exploration or the Borrower, as the case may be, shall be the continuing Person, (ii) a Subsidiary of the Borrower may merge with or into the Borrower or a wholly owned Subsidiary of the Borrower (provided that if either of such Subsidiaries is a Guarantor, the surviving entity shall be a Guarantor), (iii) a Subsidiary of the Borrower may transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another wholly-owned Subsidiary of the Borrower (provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor), and (iv) a Subsidiary of Brigham Exploration (other than the Borrower and its Subsidiaries) may merge with or into Brigham Exploration or a wholly owned Subsidiary of Brigham Exploration (provided that if either of such Subsidiaries is a Guarantor, the surviving entity shall be a Guarantor), provided in each case that (A) no Event of Default exists or no Default would be caused thereby, and (B) if any Collateral is transferred pursuant to this Section 6.04, the Borrower shall provide the Administrative Agent with ten Business Days’ written notice prior to such transfer, and the Borrower or such Guarantor, as the case may be, owning the Collateral after such transfer shall ratify and confirm the Lien on such Collateral and shall take all action reasonably requested by the Administrative Agent in respect of the continued priority and perfection of the Lien over such Collateral.

Section 6.05   Sales of Assets.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of its Subsidiaries to, discount or sell (with or without recourse) any of their notes receivable or accounts receivable except in the ordinary course of business. The Borrower shall not, nor shall it permit any of its Subsidiaries to sell, assign, farm-out, convey or otherwise transfer (collectively, a “Disposition”) any Hydrocarbon Interests except for (a) Dispositions of Hydrocarbons in the ordinary course of business, (b) Dispositions of equipment that is no longer necessary for the business of such Person or contemporaneously replaced by equipment of at least comparable value and use, (c) Dispositions permitted under Section 6.04, (d) Dispositions of Properties by a Credit Party to another Credit Party, (e) Dispositions of Oil and Gas Properties made in arm’s length transactions for fair market value, not exceeding $7,500,000 in any period of twelve consecutive calendar months in the aggregate or (f) Dispositions (other than farm-outs) of Non-Proven Reserves made in arm’s length transactions for fair market value, not exceeding $7,500,000 in any period of twelve consecutive calendar months in the aggregate, provided that with respect to subsections (c), (d), (e) and (f) of this Section 6.05, no Default or Event of Default has occurred and is continuing or would result from such sale.

Section 6.06   Restricted Payments.  Neither Brigham Exploration nor the Borrower shall make any Restricted Payments except as permitted under Section 6.07(a)(iii).

Section 6.07   Investments and Acquisitions.

(a)    None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, make or permit to exist any Investment, except:

(i)    Investments, loans or advances reflected in the Financial Statements or that are disclosed to the Lenders in Schedule 6.07;

(ii)    Investments in Cash Equivalents; and

(iii)   Investments by any Credit Party in the Borrower or a Person that is or will become within 10 Business Days after the making of such Investment a Guarantor in accordance with Section 5.12 or that will, within ten (10) Business Days after the making of any such Investment merge or consolidate into such Credit Party, provided, however, that the Borrower may only make Investments to Brigham Exploration or any Partner to pay federal or state taxes owing by any of them, payroll and payroll related taxes and other reasonable general and administrative expenses, or consisting of forgiveness of indebtedness;

(b)    (i) None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, purchase any Oil and Gas Properties not evaluated in the most recently delivered Engineering Report in an aggregate amount in excess of $10,000,000 in any period of twelve consecutive calendar months. (ii) None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, purchase any Properties (other than Oil and Gas Properties) other than in the ordinary course of business in an aggregate amount in excess of $10,000,000 in any period of twelve consecutive calendar months.

Section 6.08   Affiliate Transactions.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than any transaction between the Borrower, any Credit Party, or any Subsidiary of the Borrower) unless such transaction or series of transactions is not in violation of this Agreement and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not such an Affiliate.

Section 6.09   Compliance with ERISA.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code in excess of $500,000; (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result reasonably be expected to result in any liability to any Credit Party or any ERISA Affiliate to the PBGC in excess of $500,000; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency in excess of $500,000 within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by any Credit Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $500,000; (f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Credit Party or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA which in the aggregate for all such liabilities exceeds $500,000; (i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or (j) amend or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Credit Party or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.10   Sales and Leasebacks.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby such Credit Party shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby such Credit Party shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property sold or transferred, except for sales and leasebacks of compression, processing, gathering or other similar equipment in an aggregate amount not to exceed $2,000,000 in any period of twelve consecutive calendar months provided that no Default or Event of Default has occurred and is continuing or would result from such sale and leaseback.

Section 6.11   Change of Business.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

Section 6.12   Use of Proceeds.  The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.10. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 6.13   Gas Imbalances, Take-or-Pay or Other Prepayments.  Except as set forth in Schedule 4.14, the Borrower shall not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from such Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.

Section 6.14   Additional Subsidiaries.  Except as otherwise permitted by Section 6.07, none of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create any additional Subsidiaries or make any additional Investment in a Subsidiary unless such Credit Party has complied with Section 5.12. Except as otherwise permitted by Section 6.07(a)(iii), no assets may be transferred to a Subsidiary that is not a Guarantor.

Section 6.15   Limitation on Leases.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal including Capital Leases but excluding leases of Hydrocarbon Interests and the equipment used thereon), under leases or lease agreements that would cause the aggregate amount of all payments made by the Credit Parties and their Subsidiaries pursuant to all such leases or lease agreements to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 6.16   Equity Interests of Partners.  Brigham Exploration will not permit any of Equity Interests of any of the Partners to be owned or controlled by any Person other than Brigham Exploration or another Partner, except pursuant to a transaction otherwise permitted under Section 6.04.

Section 6.17   Change of Name; Fiscal Year; Accounting Method.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, change its name, fiscal year or method of accounting except as required by GAAP; provided, however, any Credit Party may change its name if such Credit Party has given the Administrative Agent at least 30 days’ (unless otherwise consented to by the Administrative Agent) prior written notice of such name change and taken such action as the Administrative Agent deems reasonably necessary to continue the perfection of the Liens securing payment of the Obligations.

Section 6.18   Current Ratio.  Brigham Exploration shall not permit the ratio of (a) its consolidated current assets of Brigham Exploration and its consolidated Subsidiaries to (b) their consolidated current liabilities to be less than 1.00 to 1.00 at any time. For purposes of this Agreement, "consolidated current assets" and "consolidated current liabilities" shall be determined in accordance with GAAP, except that (a) consolidated current assets and consolidated current liabilities will be calculated without including any amounts resulting from the application of FASB Statements 133 or 143, (b) the Unused Commitment Amount and the Unused Subordinated Commitment Amount shall be treated as a consolidated current asset, and (c) consolidated current liabilities will exclude current maturities of long-term debt.

Section 6.19   Interest Coverage Ratio.  Brigham Exploration shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter (calculated quarterly at the end of each fiscal quarter) to be less than 3.0 to 1.0 for each twelve month period ending at the end of each such fiscal quarter.

Section 6.20   Restrictions on Limited Partners.  Brigham Exploration shall not permit either of the Limited Partners to hold any Properties other than the limited partner interests in the Borrower.

Section 6.21   Subordinated Debt.  None of the Credit Parties may make any optional, mandatory or scheduled payments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of the Subordinated Debt; provided that the Credit Parties may make any such payment (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) so long as (a) no Default or an Event of Default would result or has occurred and is continuing, (b) such payment occurs on or before the first anniversary of the Closing Date and (c) immediately after giving effect to such payment, the aggregate Unused Commitment Amount is greater than or equal to 25% of the Borrowing Base then in effect and in any event, not less than $15,000,000. None of the Credit Parties may make any scheduled payments on account of interest on and fees in respect of the Subordinated Debt if a Default or an Event of Default would result or has occurred and is continuing. None of the Credit Parties may amend, supplement or otherwise modify the terms of the Subordinated Debt, (including, without limitation, the Subordinated Credit Agreement) without the express written consent of the Majority Lenders, which consent will not be unreasonably withheld, which has the effect of (a) increasing the outstanding principal amount of the Subordinated Debt above $40,000,000; provided that the foregoing shall not affect the Borrower’s right to make payment in kind of accrued interest or the ability of the lenders thereunder to accept payment in kind as provided in the Subordinated Credit Agreement, thereby increasing the principal amount of the Subordinated Debt or (b) increasing the rate of interest except with respect to imposing the default rate as provided for in the Subordinated Credit Agreement on the date hereof or any fees charged on the Subordinated Debt.

Section 6.22   Advance Payment Contracts.  None of the Credit Parties will enter into or be a party to any Advance Payment Contract with respect to any Properties.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01   Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)    Payment.  The Borrower shall fail to (i) pay any principal of any Advance or reimburse any drawing under any Letter of Credit when the same becomes due and payable, or (ii) pay any interest on any Note, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or any of the other Loan Documents within three Business Days after the same becomes due and payable;

(b)    Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by any Credit Party in this Agreement or in any other Loan Document, or (ii) by any Credit Party in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material and adverse respect when made or deemed to be made;

(c)    Covenant Breaches.  Any Credit Party shall fail to perform or observe (i) any covenant contained in Section 2.05(b), Section 5.02(a), Section 5.06(e), Section 5.12, or Article VI of this Agreement or (ii) any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after notice of such breach or failure has been given to the Borrower by the Administrative Agent or any of the Lenders (through the Administrative Agent);

(d)    Cross-Defaults.  (i) Any Credit Party shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument (including, without limitation, the Subordinated Credit Agreement) relating to Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or optional prepayment), prior to the stated maturity thereof;

(e)    Insolvency.  Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f)    Judgments.  Any judgment or order for the payment of money in excess of $5,000,000 (excluding liabilities to the extent covered by insurance unless the insurer has disputed that such insurance covers such liabilities) shall be rendered against any Credit Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)   Loan Documents.  Any provision of any Loan Document shall for any reason cease to be in full force and effect and valid, binding and enforceable in all material respects in accordance with their terms or cease in any material respect to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent otherwise permitted by this Agreement, or any Credit Party shall so state in writing;

(h)   Brigham Exploration.  Any Change of Control shall occur; or

(i)    Operator.  The Borrower ceases to be the primary operating entity for Brigham Exploration and its Subsidiaries and the Borrower and its Subsidiaries cease to be the only Brigham Exploration entities owning Oil and Gas Properties.

Section 7.02   Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

(a)    the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments and the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, Cash Collateralize the Letter of Credit Exposure as security for the Obligations; and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.03   Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a)    (i) the Commitments and the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)    the Borrower shall Cash Collateralize the outstanding Letter of Credit Exposure as security for the Obligations; and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.04   Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Issuing Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, the Issuing Lender or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, the Issuing Lender or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent, the Issuing Lender and each Lender agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, the Issuing Lender or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Issuing Lender and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, the Issuing Lender or such Lender may have.

Section 7.05   Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent, the Issuing Lender and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06   Application of Proceeds.  From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of the Borrower’s Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a)    First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or cost and expense indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable law;

(b)    Second, to the ratable payment of accrued but unpaid annual administrative fees of the Administrative Agent, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Issuing Lender, and the Lenders in respect of the Advances and Letters of Credit under this Agreement and the Notes;

(c)    Third, to the ratable payment of accrued but unpaid interest on the Advances owing under this Agreement and the Notes;

(d)    Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Advances and Letters of Credit and which are owing to the Administrative Agent and the Lenders and to the payment of all obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement, if any, then due and payable; and

(e)    Fifth, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII

THE GUARANTY

Section 8.01   Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02   Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03   Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04   Guarantor’s Waivers.

(a)    General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b)    Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.

Section 8.05   Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.06   Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

Section 8.07   Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08   Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a)    Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or of the Notes, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Obligations;

(b)    Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Guarantor or any Person liable on the Obligations;

(c)    Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any Guarantor; or any reorganization of the Borrower or any Guarantor;

(d)    Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e)    Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations.

(f)    Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g)    Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h)    Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i)    Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j)    Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or

(k)     Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09   Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims during the occurrence and continuance of an Event of Default.

Section 8.10   Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 8.11   Payments Held in Trust. In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.

Section 8.12   Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.13   Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by Guarantor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01   Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02   Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03   Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01, 7.02 and 7.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06   Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 9.07   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08   No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 9.09   Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10   Collateral and Guaranty Matters.  The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders; and

(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. The Administrative Agent hereby agrees, from time to time upon the prior written request of the Borrower, to execute and deliver such releases and/or termination documents as may be necessary to effectively release any and all of the Liens granted to or held by the Administrative Agent upon any Collateral described in this Section 9.10.

ARTICLE X

MISCELLANEOUS

Section 10.01   Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower (or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent (after obtaining the consent of the Majority Lenders)), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any of the conditions specified in Section 3.01 or 3.02 without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender without the written consent of such Lender;

(c)    change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document without the written consent of each Lender;

(d)    amend Section 2.11 or 7.06 or this Section 10.01 without the written consent of each Lender;

(e)    amend the definition of “Majority Lenders” without the written consent of each Lender;

(f)    release any Guarantor from its obligations under Article VIII of this Agreement without the written consent of each Lender;

(g)    permit any Credit Party to enter into any merger or consolidation with or into any other Person, except as permitted by Section 6.04, that would have the effect of releasing the Borrower or a Guarantor without the written consent of each Lender;

(h)     release all or substantially all of the Collateral without the written consent of each Lender; provided, however, notwithstanding anything in this Section 10.01 to the contrary, the Administrative Agent may without the further consent of any Lender release Collateral relating to sales or transfers of property permitted under this Agreement or any other Loan Documents;

(i)    increase the Borrowing Base without the written consent of each Lender;

(j)    reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document to or for the benefit of the Lenders without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the default rate;

(k)    postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date without the written consent of each Lender directly affected thereby; or

(l)    amend or waive any provision of, or consent to any departure by any party thereto from the Intercreditor and Subordination Agreement to (A) permit any payment otherwise prohibited under the Intercreditor and Subordination Agreement, (B) amend or change the priority of any lien governed thereby or (C) the subordination provisions thereof without the written consent of each Lender;

(m)    unless in writing and signed by the Majority Lenders, decrease the Borrowing Base; and

(n)    unless in writing and signed by the Administrative Agent or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document.

Section 10.02   Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Administrative Agent or the Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(c)    Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)    Change of Address, Etc.  Each of the Borrower, the Administrative Agent, and the Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Lender.

(e)    Reliance by Administrative Agent, Issuing Lender and Lenders.  The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03   No Waiver; Remedies.  No failure on the part of any Lender, the Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04   Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b)    Indemnification by the Borrower.  The Borrower shall indemnify the Lead Arranger, the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Lead Arranger, Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Lead Arranger, Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.03(f).

(d)    Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05   Binding Effect.  This Agreement shall become effective when it shall have been executed by each of the Credit Parties and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 10.06   Successors and Assigns.

(a)    Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder, except as otherwise provided for in Section 6.04, without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Letter of Credit Exposure) at the time owing to it); provided that

(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;

(iii)    any assignment of a Commitment must be approved by the Administrative Agent and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances and Letter of Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)    Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Exposure owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)    Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(f)    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)    Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.13 and 2.14), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3500, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)    Resignation as Issuing Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender. In the event of any such resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder and such appointment shall be effective upon the acceptance by such successor of its appointment as Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Exposure with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07(c)).

Section 10.07   Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09   Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or a L/C Extension, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. All obligations of the Borrower and of the Lenders provided for in Sections 2.12, 2.13, 2.14(c), 10.04 and 10.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.10   Severability.  In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.11   Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.12   GOVERNING LAW.   EXCEPT AS OTHERWISE EXPRESSLY STATED IN ANY SECURITY INSTRUMENT, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY EITHER (A) THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (OR ANY SUCCESSOR TO SUCH PUBLICATION) OR (B) THE INTERNATIONAL STANDBY PRACTICES 1998, INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE (OR ANY SUCCESSOR TO SUCH PUBLICATION).

Section 10.13   SUBMISSION TO JURISDICTION; WAIVERS.  THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SUBSECTION 10.02 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(D)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(E)    WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SUBSECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 10.14   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15   ORAL AGREEMENTS.  THIS AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 10.16   Production Proceeds.  Notwithstanding that, by the terms of the various Security Instruments, the Credit Parties are and will be assigning to the Administrative Agent and the Lenders all of the "Production Proceeds" (as defined therein) accruing to the Property covered thereby, so long as no Event of Default has occurred the Credit Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Instruments, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Administrative Agent and the Lenders may exercise all rights and remedies granted under the Security Instruments, including the right to obtain possession of all Production Proceeds then held by the Credit Parties or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentional or inadvertent, by the Administrative Agent or the Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Instruments, nor shall any release of any Production Proceeds by the Administrative Agent or the Lenders to the Credit Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Administrative Agent or the Lenders to collect other Production Proceeds thereafter.

Section 10.17   Replacement of Lenders.  If any Lender (a) requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (b) is a Defaulting Lender, or (c) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Majority Lenders, then the Borrower may, at its sole expenses and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.18   Amendment and Restatement.  The Borrower, the Agents and the Lenders have agreed that this Agreement is an amendment and restatement of the Existing Senior Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions thereof, and this Agreement is not a new or substitute credit agreement or novation of the Existing Senior Credit Agreement.

Section 10.19   USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 10.20   Termination.  In the event that the Commitments have been reduced to zero, no Letters of Credit are outstanding and all Advances and other Obligations have been fully and finally paid, this Agreement shall terminate (except for provisions expressly stated to survive any such termination), and the Agent and the Lenders shall, upon the request and at the cost and expense of the Borrower, cause to be executed and delivered such releases of Collateral, assignments or other documents or instruments to evidence such termination as the Borrower shall reasonably request.

EXECUTED as of the date first above written.

BORROWER:

BRIGHAM OIL & GAS, L.P.

By: Brigham, Inc., its General Partner

/s/ Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer

GUARANTORS:

BRIGHAM EXPLORATION COMPANY

/s/ Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer

BRIGHAM, INC.

/s/ Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer

Signature Page to Credit Agreement - Brigham Oil & Gas, L.P.

BANK OF AMERICA, N.A.
as Administrative Agent

/s/ Maytthew C. Correia
Assistant Vice President

BANK OF AMERICA, N.A.
as Lender and as Issuing Lender

/s/ Jeffery H. Rathkamp
Director

Signature Page to Credit Agreement - Brigham Oil & Gas, L.P.

THE ROYAL BANK OF SCOTLAND plc

/s/ Phillip R. Ballard
Senior Vice President

BNP PARIBAS

/s/ Gabe Ellisor
Vice President

/s/ Polly Schott
Vice President

NATEXIS BANQUES POPULAIRES

/s/ Donovan C. Broussard
Vice President and Manager

/s/ Daniel Payer
Vice President

HIBERNIA NATIONAL BANK

/s/ David R. Reid
Senior Vice President

Signature Page to Credit Agreement - Brigham Oil & Gas, L.P.

Schedule 1

Commitments and Pro Rata Shares

Lender	Commitment	Pro Rata Share

Bank of America, N.A.	$42,500,000	21.25%
The Royal Bank of Scotland plc	$41,250,000	20.625%
BNP Paribas	$41,250,000	20.625%
Natexis Banques Populaires	$37,500,000	18.75%
Hibernia National Bank	$37,500,000	18.75%
Total	$200,000,000.00	100.000000000%

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee]. (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor: ____________________________

2.	Assignee: _____________________________ [and is an Affiliate/Approved Fund of [identify Lender]1 ]
3.	Borrower: Brigham Oil & Gas, L.P.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of June___, 2005, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Lender

1  Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment[2]

Revolving Credit Facility	$________________	$________________	______________%

7.	Trade Date: __________________][3]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
Title:

[Consented to and][4] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:__________________________
Title:

[Consented to:][5]

By: __________________________
Title:

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit B - page -2-

Annex 1 To Assignment And Assumption

Credit Agreement Dated As Of June___, 2005, Among Brigham Oil & Gas, L.P., The Lenders From Time To Time Party Thereto, And Bank Of America, N.A., As Administrative Agent And As Issuing Lender

Standard Terms And Conditions For
Assignment And Assumption

1.	Representations and Warranties.
1.1.  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.  Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.06 (a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.  Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit B - page -3-

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B - page -4-

EXHIBIT B

COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM _____, 200_ TO_____, 200_

This certificate dated as of ______________, _______ is prepared pursuant to the Fourth Amended and Restated Credit Agreement dated as of June___, 2005 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Brigham Oil & Gas, L.P., a Delaware limited partnership ("Borrower"), Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the "Lenders"), and Bank of America, N.A., as administrative agent for such Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

Brigham Exploration hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by each of the Credit Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (c) that as of the date hereof, the following amounts and calculations are true and correct:

1.	Section 6.18 Current Ratio.

	(a) consolidated current assets of Brigham Exploration and its consolidated Subsidiaries (including the Unused Commitment Amount as of the date of calculation)	$

	(b) consolidated current liabilities of Brigham Exploration and its consolidated Subsidiaries (excluding current maturities of long-term debt)	$

Current Ratio = (a) divided by (b)

	Minimum Current Ratio		1.00 to 1.00

	Compliance		Yes No

2.	Section 6.19 Interest Coverage Ratio.

	(a) Consolidated Net Income	$

Exhibit B - page -5-

(b)	Interest Expense	$

(c)	taxes, depreciation, amortization, depletion, and other non-cash charges	$

(d)	all non-cash income	$

(e)	EBITDA = (a) + (b) + (c) - (d)	$

Interest Coverage Ratio = (e) divided by (b)

Minimum Interest Coverage Ratio for each twelve-month period ending at the end of each fiscal quarter			3.00 to 1.00

Compliance			Yes No

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as an officer of Brigham Exploration and not in my individual capacity as of _______, _______.

BRIGHAM EXPLORATION COMPANY

By:
Name:
Title:

Exhibit B - page -6-

EXHIBIT C

NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Administrative Agent
Mail Code: NCI-001-15-04
One Independence Center
101 N. Tryon Street
Charlotte, NC 28255-0001

Attention: Debbie M. Chapman, Credit Services

Ladies and Gentlemen:

The undersigned, Brigham Oil & Gas, L.P., a Delaware limited partnership ("Borrower"), refers to the Fourth Amended and Restated Credit Agreement dated as of June___, 2005 (as the same may be amended or modified from time-to-time, the "Credit Agreement," the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the "Lenders"), and Bank of America, N.A., as administrative agent (the "Administrative Agent"), and hereby gives you irrevocable notice pursuant to Section 2.03(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.03(a) of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is _____________, _____.

(b)	The aggregate amount of the Proposed Borrowing is $____________.

(c)	[The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

Exhibit C - page -1-

(i)
the representations and warranties contained in Article IV of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom; and

(iii)	after giving effect to such Proposed Borrowing, no Borrowing Base Deficiency exists.

Very truly yours,

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:
Name:
Title:

Exhibit C - page -2-

EXHIBIT D

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Bank of America, N.A.
Mail Code: NCI-001-15-04
One Independence Center
101 N. Tryon Street
Charlotte, NC 28255-0001

Attention: Debbie M. Chapman, Credit Services

Ladies and Gentlemen:

The undersigned, Brigham Oil & Gas, L.P., a Delaware limited partnership (the "Borrower"), refers to the Fourth Amended and Restated Credit Agreement dated as of June___, 2005 (as the same may be amended, modified, or supplemented from time-to-time, the "Credit Agreement", the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) by and among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto ("Lenders"), and Bank of America, N.A., as administrative agent ("Administrative Agent") for the Lenders, and hereby gives you irrevocable notice pursuant to Section 2.03(b) of the Credit Agreement that the undersigned hereby requests a [Conversion] [Continuation] of outstanding Advances, and in connection with that request sets forth below the information relating to such [Conversion][Continuation] (the "Proposed [Conversion][Continuation]") as required by Section 2.03(b) of the Credit Agreement:

(a)       The Business Day of the Proposed [Conversion][Continuation] is _______________, ____.

(b)       The aggregate amount of the existing Advance to be Converted or Continued is $_______ ("Existing Advance").

(c)       The Proposed [Conversion][Continuation] consists of [a Conversion of the Existing Advance to a [Base Rate Advance] [Eurodollar Rate Advance]] [a Continuation of the Existing Advance as a Eurodollar Rate Advance].

[(d)       The Interest Period for the Proposed [Conversion][Continuation] is ___ month[s].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed [Conversion][Continuation]:

(i)       the representations and warranties contained in Article IV of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects on and as of the requested funding date of this Proposed [Conversion][Continuation], before and after giving effect to such Proposed [Conversion][Continuation] and to the application of the proceeds from such Proposed [Conversion][Continuation], as though made on and as of the date of the Proposed [Conversion][Continuation] (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)       no Default has occurred and is continuing or would result from such Proposed [Conversion][Continuation] or from the application of the proceeds therefrom; and

(iii)       after giving effect to such Proposed [Conversion][Continuation], no Borrowing Base Deficiency exists.

Very truly yours,

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:
Name:
Title:

Exhibit D - page-2-

EXHIBIT E

NOTE

$__________________	______________, ___

For value received, the undersigned BRIGHAM OIL & GAS, L.P., a Delaware limited partnership ("Borrower"), hereby promises to pay to the order of ______________ ("Payee")     the principal amount of _________________________ No/100 Dollars ($_________________) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Payee to the Borrower, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement. The Borrower may make prepayments on this Note in accordance with the terms of the Credit Agreement (as defined below).

This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Fourth Amended and Restated Credit Agreement dated as of June___, 2005, (as the same may be amended or modified from time to time, the "Credit Agreement"), among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the "Lenders"), and Bank of America, N.A, as administrative agent (the "Administrative Agent") for the Lenders. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at such location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower's repayment obligations under this Note.

This Note is secured by the Security Instruments and guaranteed pursuant to Article VIII of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:
Name:
Title:

EXHIBIT F

NOTICE OF CONFIDENTIALITY RIGHTS—IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

SECOND AMENDMENT TO AND ASSIGNMENT OF AMENDED AND RESTATED MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING, AND FINANCING STATEMENT

by and among

BRIGHAM OIL & GAS, L.P.
a Delaware limited partnership,
as grantor and mortgagor,

SOCIÉTÉ GÉNÉRALE,
as assignor

JEFFREY H. RATHKAMP
as successor Trustee

FOR THE BENEFIT OF

BANK OF AMERICA, N.A.,
as Administrative Agent,
as beneficiary,

AND TO

BANK OF AMERICA, N.A.,
as Administrative Agent,
as Mortgagee

THIS INSTRUMENT COVERS THE INTEREST OF MORTGAGOR IN MINERALS OR THE LIKE (INCLUDING OIL AND GAS) BEFORE EXTRACTION AND THE SECURITY INTEREST CREATED BY THIS INSTRUMENT ATTACHES TO SUCH MINERALS AS EXTRACTED AND TO ACCOUNTS RESULTING FROM THE SALE THEREOF AT THE WELLHEAD. THIS INSTRUMENT COVERS MORTGAGOR'S INTEREST IN FIXTURES. THIS AMENDMENT IS A FINANCING STATEMENT, AMONG OTHER THINGS, AND AS SUCH, THIS INSTRUMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS.

Prepared by and after recording return to:
Bracewell & Giuliani L.L.P.
℅ M. Catherine Özdoğan
711 Louisiana Street, Suite 2900
Houston, Texas 77002

SECOND AMENDMENT TO AND ASSIGNMENT OF AMENDED AND RESTATED MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING, AND

FINANCING STATEMENT

THIS SECOND AMENDMENT TO AND ASSIGNMENT OF AMENDED AND RESTATED MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING, AND FINANCING STATEMENT (this "Amendment") dated effective as of June 29, 2005 (the "Effective Date") is executed by BRIGHAM OIL & GAS, L.P., a Delaware limited partnership, whose address for notice is 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730, as grantor and mortgagor ("Mortgagor"), Société Générale, having a mailing address of 1221 Avenue of the Americas, New York, New York 10020, herein the Original Mortgagee and the Assignor (each as defined below), Jeffrey H. Rathkamp, whose address for notice is 100 Federal Street, Boston, Massachusetts 02110, as successor Trustee ("Trustee"), and to and for the benefit of BANK OF AMERICA, N.A., whose address for notice is 100 Federal Street, Boston, Massachusetts 02110, as Administrative Agent (with any successor administrative agents, "Administrative Agent"), and mortgagee ("Mortgagee").

RECITALS:

A.    In connection with and in order to secure the obligations of Mortgagor under that certain Third Amended and Restated Credit Agreement dated January 21, 2005 among Mortgagor, Société Générale, as administrative agent for the banks party thereto (the "Original Mortgagee"), and certain other lenders party thereto (the "Third Amended and Restated Credit Agreement"), Mortgagor, as grantor and mortgagor, executed and delivered that certain Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement dated as of March 21, 2003 to CARY HUGHES, as trustee (the "Original Trustee"), and to and for the benefit of the Original Mortgagee (the "Amended and Restated Mortgage"), which instrument was amended and supplemented by (a) that certain First Supplement to Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement (the "First Supplement") executed and delivered by Mortgagor to the Original Trustee and to and for the benefit of the Original Mortgagee and (b) that certain First Amendment to Amended and Restated Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement (the "First Amendment") executed and delivered by Mortgagor to GRAEME BULLEN ("First Successor Trustee") and to and for the benefit of Original Mortgagee (collectively, the Amended and Restated Mortgage, the First Supplement, and the First Amendment are referred to herein as the "Original Mortgage"). The Original Mortgage has been filed of record and recorded as set forth in Schedule 1 attached hereto and made a part hereof. The Original Mortgage encumbers the Mortgaged Property more particularly described therein.

B.    Mortgagor, Administrative Agent, and certain other lenders party thereto from time to time are parties to that certain Fourth Amended and Restated Credit Agreement dated effective as of June 29, 2005, and all supplements thereto and amendments or modifications thereof, and all agreements, given in substitution therefore or in restatement, renewal or extension thereof, in whole or in part (the "Fourth Amended and Restated Credit Agreement") which amends and restates the Third Amended and Restated Credit Agreement; the Fourth Amended and Restated Credit Agreement constitutes for all purposes an amendment and restatement of the Third Amended and Restated Credit Agreement and not a new or substitute agreement. Administrative Agent and the other lenders party to the Fourth Amended and Restated Credit Agreement from time to time may be referred to periodically herein as, individually, a "Lender" and, collectively, as the "Lenders."

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C.    The Original Mortgagee has agreed to assign its interests under the Original Mortgage to the Administrative Agent and Mortgagee.

D.    Pursuant to the Fourth Amended and Restated Credit Agreement, Mortgagor has agreed to enter into this Amendment. In addition, the execution and delivery of this Amendment by Mortgagor to Trustee and to Mortgagee is a condition to the Lenders' obligations under the Fourth Amended and Restated Credit Agreement.

E.    Capitalized terms not defined in this Amendment have the meanings assigned to such terms in the Original Mortgage.

NOW, THEREFORE, in consideration of the foregoing, in order to comply with the terms, provisions, and conditions of the Fourth Amended and Restated Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor, Trustee, and Mortgagee hereby agree as follows:

ARTICLE IAssignment. The Original Mortgagee (the "Assignor"), hereby SEVERALLY GRANTS, BARGAINS, SELLS, ASSIGNS, TRANSFERS AND CONVEYS, without recourse on or warranty or representation, express or implied, statutory or otherwise by such Administrative Agent and the Mortgagee all of the Assignor’s rights, estates, titles, interests, liens, security interests, privileges, claims, demands and equities existing and to be existing in connection with the Original Mortgage (the "Assigned Rights").

TO HAVE AND TO HOLD the Assigned Rights unto the Administrative Agent and the Mortgagee, for the benefit of their successors and assigns, forever.

ARTICLE IIAmendments to Original Mortgage. The Original Mortgage is hereby amended as follows:

Section 1.    All references to the "Administrative Agent" or to the "Mortgagee" shall be amended to refer to Bank of America, N.A., in its capacity as Administrative Agent under the Fourth Amended and Restated Credit Agreement.

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Section 2.    As applicable and where appropriate, all references in the Original Mortgage to the Third Amended and Restated Credit Agreement (other than in the Recitals thereto) are hereby deleted and replaced with references to the Fourth Amended and Restated Credit Agreement. The term "Fourth Amended and Restated Credit Agreement" has the meaning set forth in Recital B to this Amendment and is hereby incorporated into the Original Mortgage.

Section 3.    Section 1.03(b) of the Original Mortgage is hereby deleted in its entirety and replaced with the following:

"Full payment and performance of all promissory notes, letters of credit, or other evidences of indebtedness issued from time to time pursuant to the Fourth Amended and Restated Credit Agreement, including, without limitation, those certain promissory notes having a maturity date of June 29, 2010."

ARTICLE IIIAPPOINTMENT OF SUCCESSOR TRUSTEE. PURSUANT TO AND IN ACCORDANCE WITH MORTGAGEE'S RIGHTS AND POWERS GRANTED UNDER SECTION 5.02 OF THE ORIGINAL MORTGAGE, MORTGAGEE HEREBY REMOVES THE FIRST SUCCESSOR TRUSTEE UNDER THE ORIGINAL MORTGAGE AND APPOINTS JEFFREY H. RATHKAMP, WHOSE ADDRESS FOR PURPOSES OF THIS APPOINTMENT AND THIS AMENDMENT IS 100 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110, AS SUCCESSOR TRUSTEE UNDER THE ORIGINAL MORTGAGE (AS AMENDED BY THIS AMENDMENT). AS FURTHER PROVIDED IN SECTION 5.02 OF THE ORIGINAL MORTGAGE, THE APPOINTMENT OF SUCH SUCCESSOR TRUSTEE DOES HEREBY VEST IN SUCH SUCCESSOR TRUSTEE ALL THE ESTATE AND TITLE IN AND TO ALL OF THE MORTGAGED PROPERTY, AND HEREBY, THE SUCCESSOR TRUSTEE SUCCEEDS TO ALL OF THE RIGHTS, POWERS, PRIVILEGES, IMMUNITIES, AND DUTIES HEREBY CONFERRED UPON "TRUSTEE" NAMED IN THE ORIGINAL MORTGAGE.

ARTICLE IVEFFECT OF AMENDMENT. EXCEPT AS EXPRESSLY AMENDED AND SUPPLEMENTED HEREBY, THE ORIGINAL MORTGAGE SHALL REMAIN IN FULL FORCE AND EFFECT. NOTHING IN THIS AMENDMENT RELEASES ANY RIGHT, CLAIM, LIEN, SECURITY INTEREST OR ENTITLEMENT OF THE ADMINISTRATIVE AGENT OR THE LENDERS CREATED BY OR CONTAINED IN THE ORIGINAL MORTGAGE OR RELEASES THE MORTGAGOR FROM ANY COVENANT, WARRANTY OR OBLIGATION CREATED BY OR CONTAINED IN THE ORIGINAL MORTGAGE.

ARTICLE VCOUNTERPARTS. AS NOTED IN SECTION 6.09 OF THE ORIGINAL MORTGAGE, THE INSTRUMENT WAS EXECUTED IN SEVERAL COUNTERPARTS, ALL OF WHICH ARE IDENTICAL, EXCEPT THAT TO FACILITATE RECORDATION, WHERE THE MORTGAGED PROPERTY WAS SITUATED IN MORE THAN ONE COUNTY, DESCRIPTIONS OF ONLY THOSE PORTIONS OF THE MORTGAGED PROPERTY LOCATED IN THE COUNTY IN WHICH A PARTICULAR COUNTERPART WAS RECORDED WERE ATTACHED AS EXHIBIT A THERETO. A COMPLETE EXHIBIT A FOR THE AMENDED AND RESTATED MORTGAGE WAS ATTACHED TO THE COUNTERPART FILED IN BROOKS COUNTY, TEXAS AS COUNTY CLERK'S FILE NUMBER 077753, IN VOLUME 232, AT PAGE 1. A COMPLETE EXHIBIT A FOR THE FIRST SUPPLEMENT WAS ATTACHED TO THE COUNTERPART FILED IN BROOKS COUNTY, TEXAS AS COUNTY CLERK'S FILE NUMBER 079344, IN VOLUME 241, AT PAGE 307. A COMPLETE EXHIBIT A FOR THE FIRST AMENDMENT WAS ATTACHED TO THE COUNTERPART FILED IN BROOKS COUNTY, TEXAS AS COUNTY CLERK'S FILE NUMBER 080918, IN VOLUME 251, AT PAGE 39. THIS AMENDMENT IS ALSO BEING EXECUTED IN SEVERAL COUNTERPARTS, ALL OF WHICH ARE IDENTICAL, EXCEPT THAT TO FACILITATE RECORDATION, WHERE ADDITIONAL PROPERTY IS BEING ADDED TO THE MORTGAGED PROPERTY BY THE SUPPLEMENTING PARAGRAPHS OF THIS AMENDMENT AND SUCH PROPERTY IS SITUATED IN MORE THAN ONE COUNTY, DESCRIPTIONS OF ONLY THOSE PORTIONS OF THE MORTGAGED PROPERTY LOCATED IN THE COUNTY IN WHICH A PARTICULAR COUNTERPART IS RECORDED ARE ATTACHED AS EXHIBIT A HERETO. A COMPLETE LISTING OF ALL OF THE MORTGAGED PROPERTY CAN BE OBTAINED BY REFERENCE TO THE EXHIBIT A ATTACHED TO THE COUNTERPART TO THE AMENDED AND RESTATED MORTGAGE FILED IN THE REAL PROPERTY RECORDS OF BROOKS COUNTY, TEXAS, THE EXHIBIT A ATTACHED TO THE COUNTERPART TO THE FIRST SUPPLEMENT FILED IN THE REAL PROPERTY RECORDS OF BROOKS COUNTY, TEXAS, THE EXHIBIT A ATTACHED TO THE COUNTERPART TO THE FIRST AMENDMENT FILED IN THE REAL PROPERTY RECORDS OF BROOKS COUNTY, TEXAS, AND THE EXHIBIT A ATTACHED TO THE COUNTERPART TO THIS AMENDMENT FILED IN THE REAL PROPERTY RECORDS OF BROOKS COUNTY, TEXAS.

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ARTICLE VIRATIFICATION OF ORIGINAL MORTGAGE. THE ORIGINAL MORTGAGE IS HEREBY RATIFIED, ADOPTED, CONFIRMED AND RENEWED, EXCEPT WITH RESPECT TO PROPERTIES, RIGHTS AND INTERESTS PREVIOUSLY RELEASED IN WRITING BY THE ADMINISTRATIVE AGENT. ALL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MORTGAGOR IN THE ORIGINAL MORTGAGE ARE HEREBY REPEATED, REMADE AND INCORPORATED HEREIN BY REFERENCE ON AND AS OF THE DATE HEREOF, EXCEPT TO THE EXTENT CHANGED BY THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, THE ORIGINAL MORTGAGE, OR PREVIOUSLY RELEASED IN WRITING BY THE ADMINISTRATIVE AGENT AND EXCEPT TO THE EXTENT THAT SUCH REPRESENTATIONS AND WARRANTIES ARE STATED TO RELATE TO A SPECIFIC EARLIER DATE, IN WHICH CASE SUCH REPRESENTATIONS AND WARRANTIES SHALL BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS AS OF SUCH EARLIER DATE.

ARTICLE VIISUCCESSORS AND ASSIGNS. THE TERMS, PROVISIONS, COVENANTS AND CONDITIONS HEREOF SHALL BE BINDING UPON THE MORTGAGOR, AND THE SUCCESSORS AND ASSIGNS OF THE MORTGAGOR, AND SHALL INURE TO THE BENEFIT OF ADMINISTRATIVE AGENT AND ITS SUCCESSORS AND ASSIGNS. ALL REFERENCES IN THIS AMENDMENT TO MORTGAGOR, ADMINISTRATIVE AGENT OR LENDERS SHALL BE DEEMED TO INCLUDE SUCH SUCCESSORS OR ASSIGNS.

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ARTICLE VIIIFURTHER ASSURANCES. THE ASSIGNOR HEREBY AUTHORIZES THE MORTGAGEE TO FILE ALL SUCH FURTHER RELEASES, AMENDMENTS, TERMINATION STATEMENTS, DOCUMENTS, AGREEMENTS, CERTIFICATES AND INSTRUMENTS AND DO SUCH FURTHER ACTS AS THE MORTGAGEE MAY REASONABLY REQUIRE TO MORE EFFECTIVELY EVIDENCE OR EFFECTUATE THE ASSIGNMENT DESCRIBED HEREIN.

ARTICLE IXMISCELLANEOUS. THIS AMENDMENT SHALL BE CONSIDERED A "SECURITY INSTRUMENT" AS SUCH TERM IS DEFINED IN THE ORIGINAL MORTGAGE.

ARTICLE XCHOICE OF LAW. THIS AMENDMENT SHALL, WITHOUT REGARD TO CONFLICTS OF LAW, BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE PROPERTY IS LOCATED (OR WHICH IS OTHERWISE APPLICABLE TO A PORTION OF THE PROPERTY) NECESSARILY GOVERNS WITH RESPECT TO PROCEDURAL AND SUBSTANTIVE MATTERS RELATING TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS, SECURITY INTERESTS AND OTHER RIGHTS AND REMEDIES OF THE TRUSTEE OR ADMINISTRATIVE AGENT GRANTED HEREIN, THE LAW OF SUCH STATE SHALL APPLY AS TO THAT PORTION OF THE PROPERTY LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) SUCH

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NOTICE TO MORTGAGOR:

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. WITH RESPECT TO PORTIONS OF THE MORTGAGED PROPERTY LOCATED IN THE STATE OF OKLAHOMA, SUCH POWER OF SALE IS GRANTED PURSUANT TO THE OKLAHOMA MORTGAGE FORECLOSURE ACT (AS DEFINED IN SECTION 1.01 OF THIS MORTGAGE). THIS POWER OF SALE MAY ALLOW TRUSTEE OR MORTGAGEE, AS APPLICABLE, TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE OF AN EVENT OF DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT. THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS, SECURES PAYMENT OF FUTURE ADVANCES, AND COVERS ALL PRODUCTS AND PROCEEDS OF MORTGAGED PROPERTY.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE TO SECOND MORTGAGE AMENDMENT - PAGE 1 OF 3]

IN WITNESS HEREOF, Mortgagor has executed and delivered this Amendment effective as of the day and year first above written.

MORTGAGOR:

BRIGHAM OIL & GAS, L.P., a Delaware limited partnership

By:	Brigham, Inc., a Nevada corporation, its General Partner

/s/ Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO SECOND MORTGAGE AMENDMENT - PAGE 2 OF 3]

IN WITNESS HEREOF, Mortgagee has executed and delivered this Amendment effective as of the day and year first above written.

MORTGAGEE:

BANK OF AMERICA, N.A.

/s/ Jeffery H. Rathkamp
Director

[SIGNATURE PAGE TO SECOND MORTGAGE AMENDMENT - PAGE 3 OF 3]

IN WITNESS HEREOF, Assignor has executed and delivered this Amendment effective as of the day and year first above written.

ASSIGNOR:

SOCIÉTÉ GÉNÉRALE

/s/ Graeme Bullen
Vice President

[ACKNOWLEDGEMENTS PAGE TO SECOND MORTGAGE AMENDMENT - PAGE 1 OF 3]

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

Before me, a Notary Public in and for said county and state, on this June __, 2005, personally appeared EUGENE B. SHEPHERD, JR., to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as Executive Vice President and Chief Financial Officer of BRIGHAM, INC., a Nevada corporation, as general partner of BRIGHAM OIL & GAS, L.P., a Delaware limited partnership, and acknowledged to me that such person executed the same as such person's free and voluntary act and deed, and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.

Notary Public in and for the
State of Texas

Notarial Seal:

[ACKNOWLEDGEMENTS PAGE TO SECOND MORTGAGE AMENDMENT - PAGE 2 OF 3]

STATE OF ___________	§
§
COUNTY OF __________	§

Before me, a Notary Public in and for said county and state, on this June __, 2005, personally appeared ___________________, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as ______________ of Bank of America, N.A., and acknowledged to me that such person executed the same as such person's free and voluntary act and deed, and as the free and voluntary act and deed of such entity for the uses and purposes therein set forth.

Notary Public in and for the
State of _______________

Notarial Seal:

[ACKNOWLEDGEMENTS PAGE TO SECOND MORTGAGE AMENDMENT - PAGE 3 OF 3]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

Before me, a Notary Public in and for said county and state, on this June __, 2005, personally appeared Graeme Bullen, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as Vice President of Société Générale, and acknowledged to me that such person executed the same as such person's free and voluntary act and deed, and as the free and voluntary act and deed of such entity for the uses and purposes therein set forth.

Notary Public in and for the
State of Texas

Notarial Seal: